Exhibit 2.7

OFFERING CIRCULAR DATED 10 MAY 2006

Royal & Sun Alliance Insurance Group plc

(incorporated with limited liability in England and Wales under the Companies Act 1985 with registered number 2339826)

£375,000,000

6.701 per cent. Perpetual Guaranteed Subordinated Capital Securities having the benefit of a subordinated guarantee of

Royal & Sun Alliance Insurance plc

(incorporated with limited liability in England and Wales under the Companies Acts 1862-1900 with registered number 93792)

Issue price 100.00 per cent.

The £375,000,000 6.701 per cent. Perpetual Guaranteed Subordinated Capital Securities (the “Capital Securities”) will bear interest payable annually in arrear on 12 May in each year from (and including) 12 May 2007 to (and including) 12 May 2016. A further payment will be made on 12 July 2017 in respect of the Coupon Period from and including 12 May 2016 to but excluding 12 July 2017. The Capital Securities will bear interest in respect of the period from and including 12 May 2006 to but excluding 12 July 2017 at a rate of 6.701 per cent. per annum on their outstanding principal amount. For each Coupon Period commencing on or after 12 July 2017, the Capital Securities will bear interest payable quarterly in arrear on 12 January, 12 April, 12 July and 12 October in each year subject to adjustment in accordance with the modified following business day convention at a rate of 2.51 per cent. above three month LIBOR. Coupon Payments on the Capital Securities may be deferred as described under “Terms and Conditions of the Capital Securities — Deferred Interest”. Deferred Interest will be required to be satisfied on the date of redemption of the Capital Securities or, if earlier, on the commencement of the winding up of the Issuer or the Guarantor.

The Capital Securities will be issued by Royal & Sun Alliance Insurance Group plc (the “Issuer”). All obligations of the Issuer to make payments in respect of the Capital Securities will be guaranteed on a limited and subordinated basis by Royal & Sun Alliance Insurance plc (the “Guarantor”).

£297,279,000 in principal amount of the Capital Securities will be issued in consideration for U.S.$425,694,000 in principal amount of the Issuer’s 8.95 per cent. Subordinated Guaranteed Bonds due October 15 2029 (“2029 Bonds”). That U.S.$425,694,000 in principal amount will be cancelled by the Issuer.

The Capital Securities have no maturity date. The Capital Securities will be redeemable at the option of the Issuer in whole or in part on 12 July 2017 or on any Interest Payment Date falling thereafter at their principal amount together with any accrued and unpaid interest, including Deferred Interest. The Issuer may also redeem the Capital Securities in whole but not in part at any time in the event of, inter alia, certain changes in certain U.K. tax requirements or regulatory capital requirements applicable to the Issuer and/or the Guarantor as described under “Terms and Conditions of the Capital Securities — Optional Redemption and Suspension”.

Application has been made to the Financial Services Authority in its capacity as competent authority under the Financial Services and Markets Act 2000 (the “FSMA”) for the Capital Securities to be admitted to the Official List of the United Kingdom Listing Authority and to London Stock Exchange plc (the “London Stock Exchange”) for the Capital Securities to be admitted to trading on the London Stock Exchange’s Gilt Edged and Fixed Interest Market.

References in this Offering Circular to Securities being “listed” (and all related references) shall mean that the Capital Securities have been admitted to trading on the London Stock Exchange’s Gilt Edged and Fixed Interest Market and have been admitted to the Official List. The London Stock Exchange’s Gilt Edged and Fixed Interest Market is a regulated market for the purposes of Directive 93/22/EEC (the Investment Services Directive).

An investment in the Capital Securities involves certain risks. For a discussion of these risks see “Risk Factors”.

The Capital Securities will be represented initially by a temporary global Capital Security (the “Temporary Global Security”) in bearer form without interest coupons (“Coupons”) or a talon (“Talon”) which will be deposited outside the United States with a common depositary for Euroclear Bank S.A./N.V. as operator of the Euroclear System and Clearstream Banking, socie´te´ anonyme, Luxembourg on or about 12 May 2006. The Temporary Global Security will be exchangeable in whole or in part (free of charge to the Holder) for interests in a global Capital Security (“Global Security”) in bearer form without Coupons or Talons on or after a date which is expected to be 21 June 2006 upon certification as to non-U.S. beneficial ownership as required by U.S. Treasury regulations and as described in the Temporary Global Security. The Global Security will be exchangeable for Capital Securities in definitive bearer form (the “Definitive Securities”), with Coupons and a Talon attached, in the denomination of £50,000, in the limited circumstances set out in the Global Security. See “Summary of Provisions relating to the Capital Securities while in Global Form”.

The Capital Securities are expected to be assigned a rating of BBB by Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies Inc and a rating of Ba1 by Moody’s Investors Services, Inc. A credit rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time by the relevant rating organisation.

Joint Lead Manager, Bookrunner and Structuring Advisor Merrill Lynch International Joint Lead Managers
BNP PARIBAS	HSBC	Lehman Brothers

This Offering Circular comprises a prospectus for the purposes of Directive 2003/71/EC (the Prospectus Directive).

The Issuer and the Guarantor accept responsibility for the information contained in this document. To the best of the knowledge of each of the Issuer and the Guarantor (each of which has taken all reasonable care to ensure that such is the case), the information contained in this document is in accordance with the facts and does not omit anything likely to affect the import of such information.

This Offering Circular does not constitute an offer of, or an invitation by or on behalf of the Issuer, the Guarantor or the Managers (as defined in “Subscription and Sale” below) to subscribe or purchase any of the Capital Securities. The distribution of this Offering Circular and the offering of the Capital Securities in certain jurisdictions may be restricted by law. Persons into whose possession this Offering Circular comes are required by the Issuer, the Guarantor and the Managers to inform themselves about and to observe any such restrictions. For a description of certain further restrictions on offers and sales of Securities and distribution of this Offering Circular, see “Subscription and Sale” below.

No person is authorised to give any information or to make any representation not contained in this Offering Circular and any information or representation not so contained must not be relied upon as having been authorised by or on behalf of the Issuer, the Guarantor or the Managers. The delivery of this Offering Circular at any time does not imply that the information contained in it is correct as at any time subsequent to its date.

The Capital Securities have not been and will not be registered under the US Securities Act of 1933 (the “Securities Act”) and are subject to US tax law requirements. Subject to certain exceptions, Securities may not be offered, sold or delivered within the United States or to US persons.

None of the Issuer, the Guarantor or the Managers is providing any advice or recommendation in this Offering Circular on the merits of the purchase, subscription for, or investment in, the Capital Securities or the exercise of any rights conferred by the Capital Securities.

The Capital Securities are securities which, because of their nature, are normally bought and traded by a limited number of investors who are particularly knowledgeable in investment matters. This Offering Circular has been prepared on the basis that any purchaser of Securities is a person or entity having sufficient knowledge and experience of financial matters as to be capable of evaluating the merits and risks of the purchase. Before making any investment decision with respect to the Capital Securities, prospective investors should consult their own counsel, accountants or other advisers and carefully review and consider their investment decision in the light of the foregoing. An investment in the Capital Securities is only suitable for financially sophisticated investors who are capable of evaluating the merits and risks of such an investment and who have sufficient resources to be able to bear any losses which may result therefrom.

In connection with the issue of the Capital Securities, Merrill Lynch International (the “Stabilising Manager”) (or persons acting on behalf of the Stabilising Manager) may over-allot Securities (provided that the aggregate principal amount of Securities allotted does not exceed 105 per cent. of the aggregate principal amount of the Capital Securities) or effect transactions with a view to supporting the market price of the Capital Securities at a level higher than that which might otherwise prevail. However, there is no assurance that the Stabilising Manager (or persons acting on behalf of the Stabilising Manager) will undertake stabilisation action. Any stabilisation action may begin on or after the date on which adequate public disclosure of the terms of the offer of the Capital Securities is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the Capital Securities and 60 days after the date of the allotment of the Capital Securities.

All references in this document to “pounds”, “sterling”, “£”, “pence”, “penny” and “p” are to the lawful currency of the United Kingdom, and all references to “dollars”, “US dollars” and “U.S.$” are to United States Dollars.

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SUMMARY OF THE PRINCIPAL FEATURES OF THE CAPITAL SECURITIES

The following summary refers to certain provisions of the terms and conditions of the capital securities and the trust deed and is qualified by the more detailed information contained elsewhere in this offering circular. Terms which are defined in “Terms and Conditions of the Capital Securities” have the same meaning when used in this summary.

Issuer	Royal & Sun Alliance Insurance Group plc

Guarantor	Royal & Sun Alliance Insurance plc

Trustee	Citicorp Trustee Company Limited

Issue

£375,000,000 6.701 per cent. Perpetual Guaranteed Subordinated Capital Securities. £297,279,000 in principal amount of the Capital Securities will be issued in consideration for U.S.$425,694,000 in principal amount of the 2029 Bonds.

Coupons

The Capital Securities will bear interest from (and including) the Issue Date to (but excluding) the First Reset Date at a fixed rate of 6.701 per cent. per annum on their outstanding principal amount and thereafter at a rate which is the aggregate of 3 month LIBOR and the Margin.

Coupon Payment Dates

Coupon Payments will, subject as set out in “Terms and Conditions of the Capital Securities — Deferred Interest” below, be payable (i) in respect of the period from (and including) the Issue Date to (but excluding) the First Reset Date, annually in arrear on 12 May of each year starting on 12 May 2007 save in respect of the Coupon Period commencing 12 May 2016 (which shall be from and including 12 May 2016 to but excluding the First Reset Date) in respect of which Coupon Period the Coupon Payment Date will be 12 July 2017; and (ii) in respect of the period from (and including) the First Reset Date, on the Coupon Payment Date falling in January, April, July and October of each year, starting in October 2017.

Additional Amounts

All payments in respect of the Capital Securities will be made without withholding taxes of the United Kingdom, unless the withholding is required by law. In such event, the Issuer or the Guarantor will, subject as provided in Condition 10, pay such additional amounts as will be necessary to ensure that the net amount received by Holders, after the withholding, will equal the amount which would have been receivable in the absence of the withholding.

Guarantee	The Capital Securities will be irrevocably guaranteed on a subordinated basis by the Guarantor.

The Guarantor shall have the option to defer its obligation to make payments under the Guarantee to Holders in respect of (i) any Coupon Payment, (ii) any amounts due and payable by the Issuer on redemption of the Capital Securities or (iii) any other amounts due and payable under the Conditions. The Guarantor may defer the payment of such amounts for such period of time as it determines. If the Guarantor does elect to make such a deferral, the obligation to make payment of such amounts shall remain outstanding until such time as they are paid in full by the Guarantor and such amounts shall in any event (to the extent not paid earlier) be payable by the Guarantor in a winding-up of the Guarantor.

On a winding-up of the Issuer, the Guarantor shall meet the payment obligations of the Issuer that would otherwise have arisen under the Capital Securities. The Guarantor shall, in addition, have the benefit of all the provisions applicable to the Issuer in the Capital Securities (including, without limitation, the Issuer’s ability to redeem the Capital Securities). In such

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circumstances, however, no amounts shall be payable under the Guarantee prior to the time at which such amounts would have fallen due under the Capital Securities themselves in the absence of the winding-up of the Issuer.

If the Guarantor is obliged to satisfy its obligation to pay any Deferred Interest or if the Guarantor elects to satisfy any Coupon Payment deferred under the Guarantee, then the directors of the Guarantor shall use their best endeavours to satisfy such payment through the Guarantor Alternative Coupon Satisfaction Mechanism (as set out in Condition 6). If, after a period of six months, the directors of the Guarantor determine in good faith that it has not been possible and it will not be reasonably possible to satisfy such amounts through the application of this mechanism in relation to the ordinary shares of the Guarantor then the obligation of the Guarantor to pay such Deferred Interest then outstanding shall terminate and the obligation of the Guarantor to pay such amounts shall be deferred and shall be payable in a winding-up of the Guarantor (and not before) and the Guarantor shall notify the Holders accordingly.

Subordination	The Capital Securities constitute unsecured, subordinated obligations of the Issuer, and will rank pari passu without any preference among themselves.

The rights and claims of the Holders and Couponholders against the Issuer or Guarantor, as the case may be, under the Capital Securities and the Guarantee respectively in respect of any Deferred Interest are subject to Condition 2(c) and are subordinated in a winding-up in accordance with Conditions 3(a) and 3(b) respectively.

Solvency Condition

Except in a winding-up or if the FSA has indicated that it has no objection to such payment all payments in respect of or arising under the Capital Securities (including Coupon Payments payable in cash or by way of the Alternative Coupon Satisfaction Mechanism) will be conditional upon the Issuer, and all payments in respect of or arising under the Guarantee will be conditional upon the Guarantor, satisfying the Solvency Condition at the time of and immediately after any such payment and neither the Issuer nor the Guarantor will make any payment and any such payment shall not be payable in respect of the Capital Securities or under the Guarantee and neither the Guarantor nor the Issuer, as applicable, may redeem or purchase any of the Capital Securities unless the Issuer or the Guarantor (as the case may be) satisfies the Solvency Condition both at the time of and immediately after any such payment, redemption or purchase. See “Terms and Conditions of the Capital Securities — Solvency Condition”.

Issuer Payment Option	Subject to the dividend and capital restriction described below, the Issuer may elect, at its sole discretion, to defer any Coupon Payment on any Optional Coupon Payment Date.

Dividend and Capital Restriction

Following any Coupon Payment Date on which payment of all Coupon Payments otherwise payable on such date has not been made in full each of the Issuer and the Guarantor shall not, and shall not permit any entity that it directly or indirectly controls to (a) declare or pay a dividend or distribution or make any other payment on any of its Parity Securities or on any of its Junior Securities (other than a dividend declared by the Issuer with respect to its Ordinary Shares prior to the date on which notice of deferral of the Coupon Payment is given pursuant to the Conditions and excluding in any such case any securities the terms of which do not enable the Issuer to defer, pass on or eliminate or continue to defer, pass on or eliminate such dividend, distribution or other payment), or (b) redeem, purchase or otherwise acquire any of its Parity Securities or any of its Junior Securities, in each case unless or until the interest otherwise due and payable on the next succeeding Coupon Payment Date on all outstanding Capital Securities on such date is paid in full or duly set aside or provided for in full.

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The Dividend and Capital Restriction will not prohibit the declaration and payment of any dividends and distributions or the making of any other payment between companies in the Group (as defined below in “Terms and Conditions of the Capital Securities”).

Optional Redemption

The Capital Securities are perpetual securities and have no maturity date. The Capital Securities may be redeemed in whole or in part at the option of the Issuer on the First Reset Date, or on any Coupon Payment Date thereafter, at their principal amount together with accrued interest to the Redemption Date and the aggregate amount of any Deferred Interest, subject to the Issuer giving at least one month’s prior written notice to, and receiving no objection from, the FSA (or such shorter period of notice as the FSA may accept and so long as there is a requirement to give such notice), to such redemption and subject further to the Solvency Condition being met by the Issuer both at the time of and immediately after such redemption.

In addition, the Issuer may redeem the Capital Securities in whole (but not in part) at any time on or prior to the First Reset Date upon the occurrence of a Tax Event, subject to the Solvency Condition being met by the Issuer both at the time of and immediately after such redemption, and subject to the Issuer giving at least one month’s prior written notice to, and receiving no objection from, the FSA (or such shorter period of notice as the FSA may accept and so long as there is a requirement to give such notice), to such redemption. See Condition 7(e).

Upon the occurrence of a Tax Event, the Issuer may also, at its sole discretion, subject in each case to compliance with applicable regulatory requirements, including the Issuer giving at least one month’s prior written notice to, and receiving no objection from, the FSA (or such shorter period of notice as the FSA may accept and so long as there is a requirement to give such notice) to such exchange, at any time on or prior to the First Reset Date and thereafter only on a Coupon Payment Date exchange the Capital Securities in whole (but not in part) to a series of Exchange Securities.

The Issuer may redeem the Capital Securities in whole (but not in part) at any time on or prior to the First Reset Date at the Make-Whole Redemption Price if a Regulatory Event shall have occurred and is continuing, subject to satisfaction of the Solvency Condition being met by the Issuer and the Issuer giving at least one month’s prior written notice to, and receiving no objection from, the FSA (or such shorter period of notice as the FSA may accept and so long as there is a requirement to give such notice) to such redemption.

Upon the occurrence of a Regulatory Event, the Issuer and the Guarantor may also at their sole discretion, subject in each case to compliance with applicable regulatory requirements, including the Issuer giving at least one month’s prior written notice to, and receiving no objection from, the FSA (or such shorter period of notice as the FSA may accept and so long as there is a requirement to give such notice) to such exchange, at any time on or prior to the First Reset Date and thereafter only on a Coupon Payment Date convert or exchange the Capital Securities in whole (but not in part) to a series of Exchange Securities.

The obligation of the Issuer to make payment of Deferred Interest (other than in the event of a winding-up of the Issuer) may be met only through the Alternative Coupon Satisfaction Mechanism. See Condition 6.

Alternative Coupon Satisfaction Mechanism

Holders will always receive payments made in respect of the Capital Securities in cash. However, if any Coupon Payment on the Capital Securities is deferred, such payment (other than a payment which becomes payable as a result of the winding-up of the Issuer) must be satisfied by the Issuer through the Alternative Coupon Satisfaction Mechanism. This will be achieved by the

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Issuer issuing Ordinary Shares. The Calculation Agent will agree to use reasonable endeavours to procure subscribers for such Ordinary Shares. The Calculation Agent will calculate in advance the number of Ordinary Shares to be issued in order to enable the Issuer to raise the full amount of the Deferred Interest.

Sufficiency and Availability of Ordinary Shares

So long as the Capital Securities are outstanding, the Issuer will be required to review the sufficiency of its authorised but unissued Ordinary Shares and the authority of its directors to issue such Ordinary Shares prior to each annual general meeting and, if necessary, propose resolutions to increase the number so that it will have available for issue enough Ordinary Shares as it reasonably considers would be required to satisfy the payment of Deferred Interest, if any, together with scheduled coupon payments on the Capital Securities for the next 12 months using the Alternative Coupon Satisfaction Mechanism.

Market Disruption Event

If a Market Disruption Event exists during the 14 Business Days preceding any date upon which the Issuer is due to issue Ordinary Shares to satisfy a payment in accordance with the Alternative Coupon Satisfaction Mechanism the relevant payment may be deferred until such Market Disruption Event no longer exists.

Form

Bearer. The Capital Securities will be represented initially by a Temporary Global Security which will be deposited outside the United States with a common depositary for Clearstream, Luxembourg and Euroclear on or about 12 May 2006. The Temporary Global Security will be exchangeable for interests in a Permanent Global Security on or after a date which is expected to be 21 June 2006 upon certification as to non-U.S. beneficial ownership as required by U.S. Treasury regulations and as described in the Temporary Global Security. Save in limited circumstances, Capital Securities in definitive bearer form with coupons and a talon attached on issue will not be issued in exchange for interests in the Permanent Global Security.

Listing

Application has been made for the Capital Securities to be admitted to the Official List of the United Kingdom Listing Authority and for the Capital Securities to be admitted to trading on the London Stock Exchange’s Gilt Edged and Fixed Interest Market.

Ratings

The Capital Securities are expected to be assigned a rating of BBB by Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies. Inc and a rating of Ba1 by Moody’s Investors Service, Inc.

Governing Law	The Capital Securities will be governed by, and construed in accordance with, English law.

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RISK FACTORS

Each of the Issuer and the Guarantor believes that the following factors may affect its ability to fulfil its obligations under the Capital Securities. Most of these factors are contingencies which may or may not occur and neither the Issuer nor the Guarantor is in a position to express a view on the likelihood of any such contingency occurring.

In addition, factors which are material for the purpose of assessing the market risks associated with the Capital Securities are also described below.

Each of the Issuer and the Guarantor believes that the factors described below represent the principal risks inherent in investing in the Capital Securities, but the inability of the Issuer or the Guarantor to pay interest, principal or other amounts on or in connection with the Capital Securities may occur for other reasons and neither the Issuer nor the Guarantor represents that the statements below regarding the risks of holding the Capital Securities are exhaustive. Prospective investors should also read the detailed information set out elsewhere in this Offering Circular and reach their own views prior to making any investment decision.

Factors that may affect the Issuer’s and the Guarantor’s ability to fulfil its obligations under the Capital Securities and the Guarantee

The Group’s results are subject to fluctuations in both the fixed income and equity markets

Investment returns are an important part of the Group’s overall profitability, and fluctuations in the fixed income or equity markets could have a material adverse effect on the Group’s consolidated financial condition, results of operations and cash flows.

Fluctuations in interest rates affect returns on and the market values of the Group’s fixed income investments. Generally, investment income will be reduced during sustained periods of lower interest rates as higher yielding fixed income securities are called, mature or are sold and the proceeds reinvested at lower rates. During periods of rising interest rates, prices of fixed income securities tend to fall and realised gains upon their sale are reduced. As at 31 December 2005 the fixed income investments backing the Group’s general insurance liabilities and shareholders’ funds were £11.6 billion. A 100 basis point increase in interest rates would reduce the value of the Group’s fixed income investments by approximately £300 million.

A portion of the Group’s assets is invested in equities, which are generally subject to greater risks and more volatility than fixed income securities. General economic conditions, stock market conditions and many other factors beyond the Group’s control can adversely affect the equity markets. As at 31 December 2005 the equity investments backing the Group’s general insurance liabilities and shareholders’ funds were £1.7 billion. A 15 per cent. decrease in equity markets would reduce the value of the Group’s equity investments by approximately £250 million.

The Group’s investment returns are also susceptible to changes in general economic conditions, including changes that impact the general creditworthiness of the issuers of debt securities and equity securities held in the Group’s portfolios.

In addition, the funding requirements of the Group’s defined benefit plans and the Group’s contributions to those plans will be dependent upon, among other things, fluctuations in interest rates and in the equity markets. As at 31 December 2005, the Group’s defined benefit pension funds had an estimated deficit of £370 million (net of tax), a decrease from £544 million (net of tax) at year end 2004, using assumptions in accordance with International Accounting Standard No. 19 Employee Benefits (“IAS 19”). IAS 19 compares, at a given date, the current market value of a pension fund’s assets with its long term liabilities, using a discount rate in line with yields on “AA” rated bonds of suitable duration and currency. The financial position of a pension fund on this basis is highly sensitive to changes in bond rates and equity markets. In the United Kingdom the Group has an agreed deficit funding programme which it believes will enable the Group to meet its obligations over the duration of the UK pension funds.

The Group has exposures to financial enhancement products, which provide surety to banks, lending institutions and credit facilities that insure principal and interest repayment on debt securities. The Group no longer writes such business; however, the nature of such contracts is normally such that the Group will be at risk for a number of years and therefore liabilities will remain for an extended period. Claims on these products may increase during periods of weak economic conditions. See “Estimation Techniques, Uncertainties and Contingencies”.

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The Group’s loss reserves may not adequately cover actual losses

The Group’s loss reserves may prove to be inadequate to cover the Group’s actual losses experience. The Group maintains loss reserves in its general insurance lines to cover the Group’s estimated ultimate liability for losses and loss adjustment expenses for reported and unreported losses incurred as of the end of each accounting period. Loss reserves do not represent an exact calculation of liability, but rather are estimates of the expected cost of the ultimate settlement of losses. These estimates are based on actuarial and statistical projections, at a given time, of facts and circumstances known at that time and estimates of trends in loss severity and other variable factors, including new bases of liability and general economic conditions. Changes in these trends or other variable factors could result in claims in excess of loss reserves. For some types of losses, most significantly asbestos-related and environmental pollution, it has been necessary, and may over time continue to be necessary, to revise estimated potential loss exposure and, therefore, the related loss reserves. Consequently, actual losses, and related expenses paid may differ from estimates reflected in the loss reserves in the Group’s financial statements. To the extent loss reserves are insufficient to cover actual losses or loss adjustment expenses, the Group would have to add to these loss reserves and incur a charge to the Group’s earnings.

Additional losses, including losses arising from changes in the legal environment, the type or magnitude of which the Group cannot foresee, may emerge in the future. Any insufficiencies in loss reserves for future claims, including asbestos-related and environmental pollution claims, could have a material adverse effect on the Group’s future consolidated financial condition, results of operations and cash flows.

The Group has significant exposure arising from insurance contracts underwritten in previous years. Contracts covering liability issues, for example, create risks in the fact that their loss projections are subject to actuarial calculations based on accepted methodologies used within the insurance industry worldwide which may not prove accurate. In particular, the Group has exposure to asbestos and environmental claims in the United States, asbestos and environmental claims in the United Kingdom, other employer liability claims in the United Kingdom, personal accident claims in Scandinavia and workers’ compensation claims in the United States. See “Estimation Techniques, Uncertainties and Contingencies”.

The Group’s restructuring plans in the United States are subject to particular risks

The Group’s US restructuring plans are complex and are subject to particular risks. Although the Group has reduced the number of lead regulatory states, its US subsidiaries are subject to government regulation in their states of domicile and also in each of the jurisdictions in which they are licensed or authorised to do business. In the US, the conduct of insurance business is regulated at the state level and not by the federal government and the Group’s subsidiaries are subject to state supervision of their regulatory capital and surplus positions. At 31 December 2005 the consolidated US regulatory capital and surplus capital position was 2.2 times the National Association of Insurance Commissioners’ ratio. The Group’s objective is to bring certainty and finality to the US exposure.

Litigation outcomes could adversely affect the Group’s business

The Group is involved in, and may become involved in, legal proceedings that may have financial implications and that may divert management’s attention. In the ordinary course of the Group’s insurance activities, it is routinely involved in legal or arbitration proceedings with respect to liabilities which are the subject of policy claims. See “Estimation Techniques, Uncertainties and Contingencies”.

As insurance industry practices and legal, judicial, social and other environmental conditions change, unexpected and unintended issues related to claims and coverage may emerge. These issues can have a negative effect on the Group’s business by either extending coverage beyond the Group’s underwriting intent or by increasing the number and size of claims.

The UK insurance market is currently subject to changes arising from the compensation framework relating to non-pecuniary loss, including pain and suffering, and loss of amenity. At present, although a number of decisions have been rendered, their full impact has yet to be reflected in court awards. In addition, a number of matters have not yet been ruled on. These changes to the compensation framework could have a material adverse effect on the Group’s future consolidated financial condition, results of operations and cash flows.

The Group is subject to regulatory inquiries in the normal course of its business

The Group, in common with the insurance industry, is subject to regulatory inquiries in the normal course of its business in many of the jurisdictions in which it operates. In recent years the Group has seen an increase in the number of inquiries being initiated by regulators, particularly those in the United Kingdom and the United

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States. There can be no assurance that any losses resulting from future regulatory inquiries may not have an adverse effect on the Group’s financial condition.

Regulatory changes could adversely affect the Group’s business and may have significant implications for the Group’s capital position

The Group’s insurance subsidiaries are subject to government regulation in each of the jurisdictions in which they conduct business. Regulatory agencies have broad administrative power over many aspects of the insurance business, which may include premium rates, marketing and selling practices, advertising, licensing agents, policy forms, capital adequacy and permitted investments. Government regulators are concerned primarily with the protection of policyholders rather than the Group’s shareholders or creditors. Insurance laws, regulations and policies currently affecting the Group may change at any time in ways having an adverse effect on the Group’s business. Furthermore, the Group cannot predict the timing or form of any future regulatory initiatives.

The Group’s programme of strategic and operational improvements is large and challenging to implement

The Group’s programme of strategic and operational improvements is complex. It involves a restructuring of, and the implementation of substantial changes to, a significant portion of the Group’s operations. Successful implementation of this programme will require a significant amount of management time and, thus, may affect or impair management’s ability to run the business effectively during the period of implementation. In addition, the Group may not have, or be able to retain, personnel with the appropriate skill sets for the tasks associated with its improvement programme, which could adversely affect the implementation of the Group’s plans.

The estimated expense savings, and the claims and underwriting improvements contemplated by the programme are significant. Achieving the Group’s operational improvement goals will also require improvement in the pricing of its products, which is dependent in part on factors beyond its control, including general market conditions and, in a number of jurisdictions, regulatory controls on pricing.

In addition certain of the Group’s intended operational improvements and expense savings are anticipated to arise from the selective use of outsourcing and the piloting of some outsourcing initiatives offshore. These initiatives and the Group’s existing outsourced operations may entail additional operational or control risks arising from the performance by third party contractors or consultants of functions or processes which were formerly carried out within the Group. These risks may result in additional requirements for supervision, audit or intervention by employees of the Group and potential costs in the event of the failure of systems or controls or a breach by a contractor or consultant of its obligations.

There can be no assurance that the Group will realise the benefits planned in the time scheduled, or to the level expected. In the event that the Group is unable to successfully implement its strategy, its financial performance and operating result could be adversely affected.

Catastrophes and weather-related events may adversely affect the Group

General insurance companies frequently experience losses from catastrophes. Catastrophes may have a material adverse effect on the Group’s consolidated financial condition, results of operations and cash flows. Catastrophes include windstorms, hurricanes, earthquakes, tornadoes, severe hail, severe winter weather, floods, fires and terrorist attacks. In addition, prolonged periods of dry weather can give rise to subsidence resulting in substantial volumes of claims, particularly under UK household buildings policies. The incidence and severity of these catastrophes are inherently unpredictable. The extent of the Group’s losses from catastrophes is a function of the total amount of losses the Group’s clients incur, the number of the Group’s clients affected, the frequency of the events and the severity of the particular catastrophe. Most catastrophes occur in small geographic areas. However, windstorms, hurricanes, floods and earthquakes may produce significant damage in large, heavily populated areas, and subsidence claims can arise in a number of geographic areas as a result of exceptional weather conditions. The Group’s efforts to protect itself against catastrophe losses, such as the use of selective underwriting practices, the purchasing of reinsurance and the monitoring of risk accumulations, may not be adequate.

The cyclical nature of the general insurance industry may cause fluctuations in the Group’s results

Historically, the general insurance industry has been cyclical and operating results of insurers have fluctuated significantly because of volatile and sometimes unpredictable developments, many of which are beyond the direct control of any insurer. The Group expects to experience the effects of this cyclical nature,

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including changes in premium levels, which could have a material adverse effect on the Group’s results of operations.

The unpredictability and competitive nature of the general insurance business historically has contributed to significant quarter to quarter and year to year fluctuations in underwriting results and net earnings in the general insurance industry. In addition, unanticipated underwriting losses and claims reserve adjustments suffered by the Group’s general insurance subsidiaries could have an adverse impact on the Group’s financial condition and operating result.

The Group’s results may be impacted by the inability of the Group’s reinsurers to meet their obligations

The Group transfers exposure to certain risks to others through reinsurance arrangements. Under such arrangements, other insurers assume a portion of the losses and expenses associated with reported and unreported losses in exchange for a portion of policy premiums. The availability, amount and cost of reinsurance depend on general market conditions and may vary significantly. Any decrease in the amount of the Group’s reinsurance will increase the Group’s risk of loss.

When the Group obtains reinsurance, the Group still remains primarily liable for the reinsured risks irrespective of whether the reinsurer meets its reinsurance obligations to it. Therefore, the inability of the Group’s reinsurers to meet their financial obligations or disputes on, and defects in, reinsurance contract wordings could materially affect the Group’s operations.

The Group faces significant competition from other global, national and local insurance companies and from self-insurance

The Group competes with global, national and local insurance companies, including direct writers of insurance coverage as well as non-insurance financial services companies, such as banks and broker-dealers, many of which offer alternative products or more competitive pricing. Some of these competitors are larger than the Group is and have greater financial, technical and operating resources. The general insurance industry is highly competitive on the basis of both price and service. There are many companies competing for the same insurance customers in the geographic areas in which the Group operates. If the Group’s competitors price their premiums more aggressively and the Group meets their pricing, this may adversely affect the Group’s underwriting results. In addition, because the Group’s insurance products are marketed through independent insurance agencies which represent more than one insurance company, the Group faces competition within each agency. The Group also faces competition from the implementation of self-insurance in the commercial insurance area. Many of the Group’s customers and potential customers are examining the risks of self-insuring as an alternative to traditional insurance.

Factors which are material for the purpose of assessing the market risks associated with the Capital Securities

Deferral of Coupon Payments

The Issuer may, at its sole discretion, pursuant to the Issuer Payment Option in Condition 4(a) elect to defer any Coupon on any Coupon Payment Date.

Any Coupon Payments that the Issuer elects not to make pursuant to the Issuer Payment Option, together with any Coupon Payments that the Issuer does not make because the Solvency Condition is not met on a relevant Coupon Payment Date, shall be deferred. Deferred Interest will be payable upon redemption of the Capital Securities or in the winding-up of the Issuer. Other than in the event of the winding-up of the Issuer, Deferred Interest will only be settled pursuant to the Alternative Coupon Satisfaction Mechanism. Interest will not accrue on Deferred Interest.

Perpetual securities

The Issuer is under no obligation to redeem the Capital Securities at any time and the Holders shall have no right to call for their redemption. The Capital Securities will form part of the core capital of the Issuer and its subsidiaries, and, as such, it is the Issuer’s intention to redeem the securities only from proceeds of new capital offerings made during the life of the securities with equal or greater equity benefit.

Redemption and exchange

The Capital Securities have no maturity date, but the Issuer may redeem the Capital Securities in whole or in part on 12 July 2017, or any Coupon Payment Date thereafter, at their principal amount plus accrued interest,

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including any Deferred Interest, subject to satisfaction of certain conditions and the obligations of the Issuer to make payment of any Deferred Interest only through the Alternative Coupon Satisfaction Mechanism. Upon the occurrence of a Tax Event or a Regulatory Event (as defined herein), the Issuer may also redeem the Capital Securities or exchange them into another series of capital securities at any time in whole but not in part as more particularly described under “Terms and Conditions of the Capital Securities — Optional Redemption and Suspension”. Certain of such Tax Events or Regulatory Events may occur at any time after the issue date and it is therefore possible that the Issuer would be able to redeem or exchange the Capital Securities at any time after the issue date.

No limitation on issuing senior or pari passu securities

There is no restriction on the amount of securities which the Issuer or the Guarantor may issue which rank senior to or pari passu with the Capital Securities. The issue of any such securities may reduce the amount recoverable by Holders on a winding-up of the Issuer or the Guarantor and/or may increase the likelihood of a deferral of interest payments under the Capital Securities.

Availability of shares to implement the Alternative Coupon Satisfaction Mechanism

The ability of the Issuer to use the Alternative Coupon Satisfaction Mechanism to satisfy its payment of Deferred Interest on the Capital Securities is subject to the following conditions: (i) the Issuer shall not be required to issue or sell any Ordinary Shares, or cause them to be issued or sold, at a price below their nominal value; (ii) the Issuer must have a sufficient number of authorised but unissued Ordinary Shares prior to the issue of the Ordinary Shares; and (iii) the directors of the Issuer must have all the necessary authority under English law to allot and issue a sufficient number of Ordinary Shares.

Market Disruption Event

If, shortly before or during the operation of the Alternative Coupon Satisfaction Mechanism to satisfy a payment by the Issuer, a Market Disruption Event exists, the payment of all such amounts owing may be deferred until the cessation of such market disruption, as more particularly described under “Terms and Conditions of the Capital Securities — Alternative Coupon Satisfaction Mechanism — Market Disruption Event”.

Restricted remedy for non-payment

The sole remedy against the Issuer and/or the Guarantor (as the case may be) available to the Trustee to recover any amounts owing in respect of the principal of, or interest on, the Capital Securities will be to institute proceedings for the winding-up in England and Wales of the Issuer and/or the Guarantor (as the case may be), provided that the Trustee may not institute proceedings for winding-up of the Issuer and/or the Guarantor (as the case may be). See “Terms and Conditions of the Capital Securities — Defaults; Limitation of Remedies”.

Absence of prior public markets

The Capital Securities constitute a new issue of securities by the Issuer. Prior to this issue, there will have been no public market for the Capital Securities. Although application has been made for the Capital Securities to be admitted to the Official List of the United Kingdom Listing Authority in its capacity as competent authority under the FSMA and to be admitted to trading on London Stock Exchange’s Gilt Edged and Fixed Interest Market, there can be no assurance that an active public market for the Capital Securities will develop and, if such a market were to develop, the Managers are under no obligation to maintain such a market. The liquidity and the market prices for the Capital Securities can be expected to vary with changes in market and economic conditions, the financial condition and prospects of the Issuer and the Guarantor and other factors that generally influence the market prices of securities.

Subordination on Winding-up of the Guarantor

On a winding-up of the Guarantor, there may be no surplus assets available to make payments to Holders after the claims of the Senior Creditors of the Guarantor and claims with respect to its Priority Preference Securities have been satisfied.

Deferral of Payments under the Guarantee

The Guarantor shall have the option to defer its obligation to make payments under the Guarantee to Holders in respect of (i) any Coupon Payment; (ii) any amounts due and payable by the Issuer on redemption of the Capital Securities; or (iii) any other amounts due and payable under the Conditions. The Guarantor may elect to defer the payment of such amounts for such period of time as it determines. If the Guarantor does elect to make

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such a deferral, the obligation to make payment of such amounts shall remain outstanding until such time as they are paid in full by the Guarantor and such amounts shall in any event (to the extent not paid earlier) be payable by the Guarantor in a winding-up of the Guarantor.

Obligations of the Guarantor on Winding-up of the Issuer

On a winding-up of the Issuer, the Guarantor shall meet the payment obligations of the Issuer that would otherwise have arisen under the Conditions. The Guarantor shall, in addition, have the benefit of all the provisions applicable to the Issuer in the Conditions (including, without limitation, the Issuer’s ability to redeem the Capital Securities). In such circumstances, however, no amounts shall be payable under the Guarantee prior to the time at which such amounts would have fallen due under the Capital Securities themselves in the absence of the winding-up of the Issuer.

Guarantor Alternative Coupon Satisfaction Mechanism

If the Guarantor is obliged to satisfy its obligation to pay any Deferred Interest or if the Guarantor elects to satisfy any Coupon Payment deferred under the Guarantee then the directors of the Guarantor shall use their best endeavours to satisfy such payment through the Guarantor Alternative Coupon Satisfaction Mechanism (as set out in Condition 6). If, after a period of six months, the directors of the Guarantor determine in good faith that it has not been possible and it will not be reasonably possible to satisfy such amounts through the application of this mechanism in relation to the ordinary shares of the Guarantor then the obligation of the Guarantor to pay such Deferred Interest then outstanding shall terminate and the obligation of the Guarantor to pay such amounts shall be deferred and shall be payable in a winding-up of the Guarantor (and not before) and the Guarantor shall notify the Holders accordingly.

Trading in the clearing systems

So long as the Capital Securities are represented by the Temporary Global Security and/or the Permanent Global Security and the relevant clearing systems so permit, the Capital Securities may be tradable only in minimum principal amounts of £50,000 plus integral multiples of £1,000 in excess thereof. Should Definitive Securities be required to be issued, a Holder who does not have an integral multiple of £50,000 in his account with the relevant clearing system at the relevant time may not receive all of his entitlement in the form of Definitive Securities unless and until such time as his holding becomes an integral multiple of £50,000.

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DOCUMENTS INCORPORATED BY REFERENCE

The following documents which have previously been published and have been filed with the Financial Services Authority shall be incorporated in, and form part of, this Offering Circular:

(a)	the auditors’ report and audited consolidated annual financial statements for the financial years ended 31 December 2004 and 31 December 2005 of the Issuer; and
(b)	the auditors’ report and audited annual financial statements for the financial years ended 31 December 2004 and 31 December 2005 of the Guarantor.

Copies of documents incorporated by reference in this Offering Circular can be obtained from the registered office of the Issuer and from the specified offices of the Paying Agents for the time being.

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TERMS AND CONDITIONS OF THE CAPITAL SECURITIES

The following terms and conditions, subject to alteration (and except for the paragraphs in italics), are the terms and conditions of the Capital Securities (the “Terms and Conditions”) which will be endorsed on each Capital Security in definitive form if issued:

The 6.701 per cent. Perpetual Guaranteed Subordinated Capital Securities (the “Capital Securities”) are constituted by the Trust Deed. The issue of the Capital Securities was authorised pursuant to a resolution of the Board of Directors of the Issuer passed on 5 April 2006 and a resolution of a committee of the Board of Directors of the Issuer passed on 19 April 2006 and the giving of the Guarantee was authorised pursuant to a resolution of the Board of Directors of the Guarantor passed on 19 April 2006 and by a resolution of the shareholders of the Guarantor passed on 19 April 2006. The statements in these Conditions include summaries of, and are subject to, the detailed provisions of the Trust Deed. Copies of the Trust Deed, the Agency Agreement and the Calculation Agency Agreement are available for inspection during normal business hours by the Holders and the Couponholders at the registered office of the Trustee, being at the date hereof Citicorp Centre, Canada Square, Canary Wharf, London E14 5LB, and at the specified office of each of the Paying Agents. The Holders and the Couponholders are entitled to the benefit of, are bound by, and are deemed to have notice of, all the provisions of the Trust Deed, the Agency Agreement and the Calculation Agency Agreement applicable to them.

1.	Form, Denomination and Title
(a)	Form and Denomination

The Capital Securities are serially numbered and in bearer form in the denomination of £50,000 each with Coupons and one Talon attached on issue.

So long as the Capital Securities are represented by the Temporary Global Security and/or the Permanent Global Security and the relevant clearing systems so permit, the Capital Securities may be tradable only in minimum principal amounts of £50,000 plus integral multiples of £1,000 in excess thereof.

(b)	Title

Title to the Capital Securities, Coupons and Talons will pass by delivery. The bearer of any Capital Securities will (except as otherwise required by law or as ordered by a court of competent jurisdiction) be treated as its absolute owner for all purposes (whether or not it is overdue and regardless of any notice of ownership, trust or any interest in it or its theft or loss or anything written on it) and no person will be liable for so treating the Holder.

2.	Status, Subordination and Guarantee
(a)	Status and Subordination of the Capital Securities
(i)	Status: The Capital Securities constitute unsecured, subordinated obligations of the Issuer and rank pari passu without any preference among themselves.
(ii)

Subordination: The rights and claims of the Holders and Couponholders against the Issuer under the Capital Securities in respect of the principal amounts due and payable on redemption and any Deferred Interest and Coupon Payments and any other sum payable in respect of or arising under the Capital Securities and the Trust Deed are subject to Condition 2(c) and subordinated on a winding-up in accordance with the provisions of Condition 3(a).

(b)	Status and Subordination of the Guarantee
(i)

Status: The Guarantor has (subject as provided in this Condition 2(b)) in the Trust Deed irrevocably guaranteed the due and punctual payment of all principal, Coupon Payments, Deferred Interest and other sums from time to time payable by the Issuer in respect of the Capital Securities and the Coupons and all other monies payable by the Issuer in respect of or under or pursuant to the Trust Deed. The obligations of the Guarantor under such guarantee (the ‘‘Guarantee’’) constitute direct, unsecured and subordinated obligations of the Guarantor.

(ii)

Obligations of the Guarantor: For the purpose of determining whether any principal or Coupon Payment, Deferred Interest or any other sum is, from time to time, due and payable by the Issuer for the purposes of the obligations of the Guarantor under the Guarantee:

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(1)

payments of principal and/or Coupon Payments in respect of the Capital Securities shall be deemed to be due and payable on the relevant Coupon Payment Date or (together with any Deferred Interest) on the Redemption Date (as the case may be) by the Issuer and payment of any other sum from time to time payable by the Issuer in respect of or arising under the Capital Securities shall be deemed to be due and payable by the Issuer on their due date for payment notwithstanding in any such case that any of Conditions 4(a), 6(b), 6(c) or 7(f) apply or that Condition 2(c) shall apply in respect of the Issuer, provided that, in the event that any Holder exercises any rights conferred upon it by the Guarantee in respect of any such amounts and has received payment in full and final satisfaction of such amounts, then this shall be treated as satisfying such Holder’s right to payment of such amounts under the terms of the Capital Securities; and

(2)

where an order is made, or an effective resolution is passed, for the winding-up of the Issuer in the circumstances set out in Condition 3(a), the Guarantor shall be obliged under the Guarantee to meet the payment obligations of the Issuer that would otherwise have arisen under the Capital Securities and shall have the benefit of all the provisions applicable to the Issuer in the Capital Securities (including, without limitation, the Issuer’s ability to redeem the Capital Securities in the circumstances set out in Condition 7), and, accordingly, all references to the Issuer shall be construed as references to the Guarantor, provided that in such circumstances, no amounts shall be payable under the Guarantee prior to the time at which such amounts would have fallen due under the Capital Securities in the absence of the winding-up of the Issuer under Condition 3(a).

(iii)

Deferral of payments under the Guarantee: Notwithstanding any other provision in these Conditions or the Trust Deed, the Guarantor shall have the option to defer its obligation to make payments under the Guarantee to Holders in respect of:

(1)	any Coupon Payment;
(2)	any amounts due and payable by the Issuer on redemption of the Capital Securities in accordance with Condition 7; or
(3)	any other amounts due and payable pursuant to the Conditions

(such amounts referred to in (1) to (3) collectively being ‘‘Relevant Amounts’’).

The Guarantor may defer the payment of such Relevant Amounts for such period of time as the Guarantor shall determine, provided that the obligation to make such Relevant Amounts shall remain outstanding until such time as they are paid in full by the Guarantor and such Relevant Amounts shall, for the avoidance of doubt, be payable by the Guarantor in a winding-up of the Guarantor as provided in Condition 3(b).

Any payment which for the time being is not made by virtue of this Condition 2(b)(iii) shall not constitute a default for any purpose (including, but without limitation, Condition 9) on the part of the Guarantor.

For the avoidance of doubt, all amounts payable by the Issuer in respect of (i) Deferred Interest, (ii) any Coupon Payments, (iii) any amounts due and payable pursuant to the redemption of the Capital Securities in accordance with Condition 7 or (iv) any other amount due and payable pursuant to the Conditions shall remain due and payable by the Issuer to the extent provided for by these Conditions and no provision of the Trust Deed or these Conditions relating to the Guarantee shall be deemed to relieve the Issuer of any such liability.

(iv)

Subordination: The rights and claims of the Holders and Couponholders against the Guarantor under the Guarantee are subject to Condition 2(c) and subordinated in a winding-up in accordance with Condition 3(b).

(v)	Limited Recourse: The liability of the Guarantor under the Guarantee will not exceed the extent of the Guarantor’s assets available to make payment in respect thereof.
(vi)	Winding-Up Claims of the Guarantor: Without prejudice to Deferred Interest becoming due on a Redemption Date, where payments are being made under the Guarantee as described in Condition

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2(b)(ii)(2) above, amounts payable under the Guarantee in respect of which the Solvency Condition referred to in Condition 2(c) is not satisfied on the date upon which the same would otherwise be due and payable (‘‘Winding-Up Claims of the Guarantor’’) will be payable by the Guarantor in a winding-up of the Guarantor as provided in Condition 3(b). A Winding-Up Claim of the Guarantor shall not bear interest.

(c)	Solvency Condition

Except in a winding-up or if the FSA has indicated that it has no objection to such payment, (i) all payments in respect of or arising under the Capital Securities (including Coupon Payments payable in cash or by way of the issue of Ordinary Shares pursuant to Condition 6) will be conditional upon the Issuer satisfying the Solvency Condition and (ii) all payments in respect of or arising under the Guarantee will be conditional upon the Guarantor satisfying the Solvency Condition, in each case both at the time of and immediately after any such payment and, accordingly, neither the Issuer (in the case of (i)) nor the Guarantor (in the case of (ii)) will make any payment and any such payment shall not be so payable unless the relevant Solvency Condition is so satisfied.

Neither the Issuer nor the Guarantor, as applicable, may redeem or purchase any of the Capital Securities unless the Issuer, or, as the case may be, the Guarantor, satisfies the Solvency Condition both at the time of and immediately after any such redemption or purchase.

The Guarantor shall satisfy the Solvency Condition if (i) it is able to pay its debts owed to its Senior Creditors as they fall due, and (ii) its Assets exceed its Liabilities (other than liabilities to persons who are not Senior Creditors); and the Issuer shall satisfy the Solvency Condition if (i) it is able to pay its debts owed to its Senior Creditors as they fall due, and (ii) its Assets exceed its Liabilities (other than liabilities to persons who are not Senior Creditors).

Any payment which for the time being is not made by virtue of this Condition 2(c) shall not constitute a default for any purpose (including, but without limitation, Condition 9) on the part of the Issuer or the Guarantor.

A report as to whether the Issuer or Guarantor (as the case may be) has satisfied the Solvency Condition, by two directors of the Issuer or Guarantor (as the case may be) or, in certain circumstances as provided in the Trust Deed, the Auditors (as defined in the Trust Deed), or, if there is a winding-up of the Issuer or Guarantor, the liquidator of the Issuer or Guarantor (as the case may be) shall, in the absence of proven or manifest error, be treated and accepted by the Issuer, the Guarantor, the Trustee and any holder of Capital Securities as correct and sufficient evidence thereof. In a winding-up, the amount payable on the Capital Securities will be determined in accordance with provisions of Condition 3(a) or 3(b), as appropriate.

(d)	Set-Off

By acceptance of the Capital Securities, each Holder, each Couponholder and the Trustee, on behalf of such Holders and Couponholders, will be deemed to have waived any right of set-off or counterclaim that such Holders might otherwise have against the Issuer or the Guarantor (as the case may be) in respect of or arising under the Capital Securities and the Coupons whether prior to or in bankruptcy or winding-up. Notwithstanding the preceding sentence, if any of the rights and claims of any Holder or Couponholder in respect of or arising under the Capital Securities or the Coupons are discharged by set-off, such Holder or Couponholder will immediately pay an amount equal to the amount of such discharge to the Issuer or the Guarantor or, if applicable, the liquidator or trustee or receiver of the Issuer or the Guarantor and, until such time as payment is made, will hold a sum equal to such amount in trust for the Issuer or the Guarantor or, if applicable, the liquidator or the trustee or receiver in the Issuer’s or the Guarantor’s winding-up. Accordingly, such discharge will be deemed not to have taken place.

3.	Winding-Up
(a)	Winding-Up of the Issuer

If at any time an order is made, or an effective resolution is passed, for the winding-up in England and Wales of the Issuer (except, in any such case, a solvent winding-up solely for the purpose of a reconstruction or amalgamation or the substitution in place of the Issuer of a successor in business of the Issuer (as defined in the Trust Deed), the terms of which reconstruction, amalgamation or substitution have previously been approved in writing by the Trustee or by an Extraordinary Resolution (as defined in the Trust Deed)), the amounts payable by the Issuer to the Holders and Couponholders in respect of the

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Capital Securities shall be subordinated, such that, in lieu of any other payment, the Holders and Couponholders shall be paid such amount, if any, that would have been payable in respect thereof as if, on the day immediately before the commencement of the winding-up of the Issuer and thereafter, they were the holders of shares in the capital of the Issuer as follows:

(i)

for each £1 otherwise payable in respect of any Coupon Payment, Deferred Interest or other amount payable under or in respect of each Capital Security, (including any damages awarded for breach of any obligations in respect of which the conditions specified in Condition 2(c) in relation to the Issuer are not satisfied on the date on which the same would otherwise be due and payable or which otherwise have not been satisfied) apart from principal: one preference share of £1 each in the capital of the Issuer ranking equally with the most senior ranking non-cumulative preference shares in the capital of the Issuer and any other claims treated as notional preference shares of equal seniority;

(ii)

subject to (iii) below, for each £1 otherwise payable in respect of the principal amount of each Capital Securities such number of ordinary shares of the Issuer then in issue whose nominal value aggregates to £1 ranking equally with the issued ordinary shares in the capital of the Issuer; and

(iii)

if and to the extent that the principal amount of each Capital Security exceeds the amount of Deferred Interest attributable to such Capital Security (the “excess amount”), for each £1 of excess amount otherwise payable under or in respect of such Capital Security: one preference share of £1 each in the capital of the Issuer ranking equally with the most senior ranking noncumulative preference shares in the capital of the Issuer and any other claims treated as notional preference shares of equal seniority.

(b)	Winding-Up of the Guarantor

If at any time an order is made, or an effective resolution is passed, for the winding-up in England and Wales of the Guarantor (except, in any such case, a solvent winding-up solely for the purpose of a reconstruction or amalgamation or the substitution in place of the Guarantor of a successor in business of the Guarantor (as defined in the Trust Deed), the terms of which reconstruction, amalgamation or substitution have previously been approved in writing by the Trustee or by an Extraordinary Resolution (as defined in the Trust Deed)), the amounts payable by the Guarantor to the Holders and Couponholders under the Guarantee shall be subordinated, such that, in lieu of any other payment, the Holders and Couponholders shall be paid such amount, if any, that would have been payable in respect thereof as if, on the day immediately before the commencement of the winding-up of the Guarantor and thereafter, they were the holders of shares in the capital of the Guarantor as follows:

(i)

for each £1 otherwise payable under the Guarantee in respect of any Coupon Payment, Deferred Interest or other amount payable under or in respect of each Capital Security, (including any damages awarded for breach of any obligations in respect of which the conditions specified in Condition 2(c) in relation to the Guarantor are not satisfied on the date on which the same would otherwise be due and payable or which otherwise have not been satisfied) apart from principal: one preference share of £1 each in the capital of the Guarantor ranking equally with Subordinated Preference Shares in the capital of the Guarantor;

(ii)

subject to (iii) below, for each £1 otherwise payable under the Guarantee in respect of the principal amount of each Capital Security: four ordinary shares of 25 pence each in the capital of the Guarantor (or such number of ordinary shares then in issue whose nominal value aggregates to £1) ranking after Subordinated Preference shares but, subject to that, equally with any issued ordinary shares in the capital of the Guarantor; and

(iii)

if and to the extent that the Guarantor’s liability for the principal amount of each Capital Security exceeds its liability for the amount of Deferred Interest attributable to each Capital Security (the “excess amount”), for each £1 of excess amount otherwise payable under or in respect of each Capital Security: one preference share of £1 each in the capital of the Guarantor ranking equally with Subordinated Preference Shares in the capital of the Guarantor.

As a consequence of the subordination conditions, the Holders may recover less rateably than the holders of the Issuer’s or the Guarantor’s unsubordinated liabilities and the holders of certain of the Issuer’s or the Guarantor’s subordinated liabilities. If, in any winding-up of the Issuer or the Guarantor (as the case may be), the amount payable under or in respect of any Capital Securities (including any damage as referred to

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above) and any claims ranking equally with the Capital Securities or the Guarantee (as the case may be) are not paid in full, the Holders and the holders of other claims ranking equally will share rateably in any such distribution of assets of the Issuer or the Guarantor (as the case may be) in proportion to the respective amounts to which they are entitled.

4.	Deferred Interest
(a)	Optional Deferral of Coupon Payments

The Issuer may in its sole discretion defer Coupon Payments (in whole or in part) on any Optional Coupon Payment Date.

(b)	Deferred Interest

Any Coupon Payment in respect of the Capital Securities not paid (in whole or in part) on a Coupon Payment Date, by virtue of Condition 4(a) (including as it applies to the Issuer or the Guarantor (by virtue of Condition 2(b)(ii)(2))) or by virtue of Condition 2(c) (or as a result of any restriction imposed under the terms of any of its Parity Securities), shall, so long as the same remains unpaid, constitute “Deferred Interest”. Any Deferred Interest will, subject to Condition 2(c), automatically become immediately due and payable upon the earliest of the following:

(i)

the date on which any of the Capital Securities are redeemed or purchased for cancellation by or on behalf of the Issuer or the Guarantor or any entity directly or indirectly controlled by either of them pursuant to Condition 7; and

(ii)	the commencement of the winding-up of the Issuer or the Guarantor.

The Issuer shall (except where Condition 2(c) applies in respect of the Issuer) satisfy its obligation to pay Deferred Interest on a redemption or purchase of the Capital Securities only in accordance with the Alternative Coupon Satisfaction Mechanism pursuant to Condition 6.

Deferred Interest shall not itself bear interest.

In addition, the Issuer may at its option at any time settle all or part of the Deferred Interest in accordance with the procedures set out in Condition 6.

The Issuer shall give not more than 20 nor less than 10 days’ irrevocable notice to Holders of any such settlement.

(c)	No Default

Notwithstanding any other provision in these Conditions or the Trust Deed, any payment which for the time being is not made by virtue of Condition 4(a) shall not constitute a default for any purpose (including, without limitation, Condition 9) on the part of the Issuer.

(d)	Dividend and Capital Restriction

If, on any Coupon Payment Date, payment of all Coupon Payments to be paid on such date is not made in full, each of the Issuer and the Guarantor shall not, and shall not permit any entity it directly or indirectly controls, to (a) declare or pay a dividend or distribution or make any other payment on any of its Parity Securities or on any of its Junior Securities (other than a dividend declared by the Issuer with respect to its Ordinary Shares prior to the date on which notice of deferral of the Coupon Payment is given pursuant to Condition 4(e) and excluding in any such case any securities the terms of which do not enable the Issuer to defer, pass on or eliminate or continue to defer, pass on or eliminate such dividend, distribution or other payment), or (b) to redeem, purchase or otherwise acquire any of its Parity Securities or any of its Junior Securities, in each case unless or until an amount equal to the Coupon Payments otherwise due and payable on the next succeeding Coupon Payment Date on all outstanding Capital Securities on such date is paid in full or duly set aside or provided for in full.

If the Issuer is unable to issue sufficient Ordinary Shares to enable payment in full of all Deferred Interest to be paid on a Redemption Date, neither the Issuer nor the Guarantor shall permit any entity that it directly or indirectly controls, (a) to declare or pay a dividend or distribution or make any other payment on any of its respective Parity Securities or on any of its Junior Securities (other than a dividend declared by the Issuer with respect to the Ordinary Shares prior to such Redemption Date and excluding in any such case any securities the terms of which do not enable the Issuer to defer, pass on or eliminate or

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continue to defer, pass on or eliminate such dividend, distribution or other payment) or (b) to redeem, purchase or otherwise acquire any of its Parity Securities or any of its Junior Securities, in each case until such corporate authorisations as are required to issue the necessary Ordinary Shares are obtained and all Deferred Interest to be satisfied has been paid in full or duly set aside or provided for in full.

In the event that in accordance with Condition 2(b)(iii), the Guarantor shall exercise its right to defer its obligation to make payments under the Guarantee to Holders, each of the Issuer and the Guarantor shall not and shall not permit any entity it directly or indirectly controls, to (a) declare or pay a dividend or distribution or make any other payment on any of its Parity Securities or on any of its Junior Securities excluding in any such case any securities the terms of which do not enable the Guarantor to defer, pass on or eliminate or continue to defer, pass on or eliminate such dividend, distribution or other payment, or (b) to redeem, purchase or otherwise acquire any of its Parity Securities or any of its Junior Securities, in each case unless or until the interest otherwise due and payable on the next succeeding Coupon Payment Date on all outstanding Capital Securities on such date is duly set aside or provided for in full.

The restrictions set out in this Condition 4(d) do not apply to (i) the declaration and payment of any dividends and distributions or the making of any other payment between companies in the Group or (ii) payments made by the Guarantor to policyholders or other customers, or transfers to or from the fund for future appropriations.

For the purposes of this provision, the payment (or declaration of payment) of a dividend or distribution on Junior Securities and Parity Securities shall be deemed to include the making of any interest, coupon or dividend payment (or payment under any guarantee in respect thereof) and the redemption, purchase or other acquisition of such securities (save where the funds used to redeem, purchase or acquire those securities are derived from an issue of Junior Securities or Parity Securities (i) made at any time within the six month period prior to the time of such redemption, purchase or acquisition, and (ii) with the same ranking or ranking junior on a return of assets on a winding-up or in respect of a distribution or payment of interest, coupons or dividends and/or any other amounts thereunder to those securities being redeemed, purchased or acquired). The Trustee shall be entitled to rely on a certificate signed by two directors of the Issuer or the Guarantor (as the case may be) as to whether the redemption, purchase or acquisition falls within the exception set out above and, if the Trustee does so rely, such certificate shall, in the absence of proven or manifest error, be conclusive and binding on the Issuer or the Guarantor (as the case may be) and the Holders.

(e)	Notice of Deferral

The Issuer or, as the case may be, the Guarantor shall give notice to the Trustee and the Holders of any Coupon Payment Date in respect of which Coupon Payments are to be deferred pursuant to these Conditions not more than 30 nor less than 15 days prior to such Coupon Payment Date.

5.	Coupons
(a)	Coupon Rate

The Capital Securities bear interest at the applicable Coupon Rate from the Issue Date in accordance with the provisions of this Condition 5.

Subject as set out in Conditions 2 (c) and 4, during the Fixed Rate Coupon Period interest shall be payable on the principal amount of each Capital Security annually in arrear on each Coupon Payment Date, and thereafter interest shall be payable on the Capital Securities quarterly in arrear on each Coupon Payment Date, in each case as provided in this Condition 5.

Where it is necessary to compute an amount of interest in respect of any Capital Securities during the Fixed Rate Coupon Period for a period which is less than a complete year, such interest shall be calculated on the basis of the actual number of days in the period from (and including) the most recent Coupon Payment Date (or, if none, the Issue Date) to (but excluding) the relevant payment date divided by the actual number of days in the period from (and including) the most recent Coupon Payment Date (or, if none, the Issue Date) to (but excluding) the next (or first) scheduled Coupon Payment Date. Where it is necessary to compute an amount of interest in respect of any Capital Securities during the Fixed Rate Coupon Period for a period of more than one year, such interest shall be the aggregate of the interest payable in respect of a full year plus the interest payable in respect of the remaining period calculated in the manner as aforesaid.

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Interest shall accrue on the Capital Securities in respect of all Coupon Periods (and any other period in respect of which interest may fall to be calculated) commencing on or after the First Reset Date on the basis of the actual number of days elapsed in the relevant period divided by 365 (or, in the case of a Coupon Payment Date falling in a leap year, 366).

(b)	Interest Accrual

The Capital Securities will cease to bear interest from (and including) the due date for redemption thereof pursuant to Condition 7(b), (c) or (d) unless, upon due presentation, payment of principal in respect of the Capital Securities is improperly withheld or refused, in which event interest shall continue to accrue, and shall be payable, as provided in these Conditions up to (but excluding) the Relevant Date.

(c)	Fixed Coupon Rate

For the Fixed Rate Coupon Period, the Capital Securities bear interest at the rate of 6.701 per cent. per annum (the “Fixed Coupon Rate”).

(d)	Floating Coupon Rate

From (and including) the First Reset Date, the Capital Securities will bear interest at a floating rate of interest (the “Floating Coupon Rate”). The Floating Coupon Rate in respect of each Coupon Period commencing on or after the First Reset Date will be determined by the Agent Bank on the basis of the following provisions:

(i)

On each Coupon Determination Date the Agent Bank will determine the offered rate (expressed as a rate per annum) for three-month pounds sterling deposits as at 11.00 a.m. (London time) on such Coupon Determination Date, as displayed on the display designated as page “3750” on the Moneyline Telerate Monitor (or such other page or pages as may replace it for the purpose of displaying such information). The Floating Coupon Rate for the Coupon Period immediately succeeding the Coupon Determination Date shall be such offered rate as determined by the Agent Bank plus the Margin.

(ii)

If such offered rate does not so appear, or if the relevant page is unavailable, the Agent Bank will, on such date, request the principal London office of the Reference Banks to provide the Agent Bank with its offered quotation to leading banks in the London inter bank market for three-month pounds sterling deposits as at 11.00 a.m. (London time) on the Coupon Determination Date in question. If at least two of the Reference Banks provide the Agent Bank with such offered quotations, the Floating Coupon Rate for the Coupon Period immediately succeeding the relevant Coupon Determination Date shall be the rate determined by the Agent Bank to be the arithmetic mean (rounded upwards if necessary to the nearest one hundred thousandth of a percentage point (0.000005 per cent. being rounded upwards)) of such offered quotations plus the Margin.

(iii)

If on any Coupon Determination Date to which the provisions of sub-paragraph (ii) above apply, one only or none of the Reference Banks provides the Agent Bank with such a quotation, the Floating Coupon Rate for the Coupon Period immediately succeeding such Coupon Determination Date shall be the rate which the Agent Bank determines to be the aggregate of the Margin and the arithmetic mean (rounded upwards, if necessary, to the nearest one hundred thousandth of a percentage point (0.000005 per cent. being rounded upwards)) of the pounds sterling lending rates which leading banks in London selected by the Agent Bank are quoting, on the relevant Coupon Determination Date, to leading banks in London for a period of three months, except that, if the banks so selected by the Agent Bank are not quoting as mentioned above, the Floating Coupon Rate for such Coupon Period shall be either (1) the Floating Coupon Rate in effect for the last preceding Coupon Period to which one of the preceding sub-paragraphs of this Condition 5(d) shall have applied or (2) if none, 6.701 per cent. per annum.

(e)	Determination of Floating Coupon Rate and Calculation of Floating Coupon Amounts

The Agent Bank will, as soon as practicable after 11.00 a.m. (London time) on each Coupon Determination Date, determine the Floating Coupon Rate in respect of the relevant Coupon Period and calculate the amount of interest payable in respect of the Capital Securities on the Coupon Payment Date for the relevant Coupon Period (the “Floating Coupon Amounts”) by applying the Floating Coupon Rate for such Coupon Period to the principal amount of each Capital Security, multiplying such sum by the actual number of days in the Coupon Period concerned divided by 365 (or, in the case of a Coupon

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Payment Date falling in a leap year, 366) and, if necessary, rounding the resultant figure to the nearest £0.01 (£0.005 being rounded upwards).

(f)	Publication of Floating Coupon Rate and Floating Coupon Amounts

The Issuer shall cause notice of the Floating Coupon Rate determined in accordance with this Condition 5 in respect of each relevant Coupon Period and of the Floating Coupon Amounts and the relevant Coupon Payment Date to be given to the Trustee, the Paying Agents and, in accordance with Condition 16, the Holders, in each case as soon as practicable after its determination but in any event not later than the fourth business day thereafter. The Issuer shall cause notice of the same to be given to any stock exchange or other relevant authority on which the Capital Securities are for the time being listed or admitted to trading on the relevant Coupon Determination Date. As used in this Condition 5(f), “business day” means a day (not being a Saturday, Sunday or public holiday) on which banks are open for business in London.

The Floating Coupon Amounts, the Floating Coupon Rate and the Coupon Payment Date so notified may subsequently be amended (or appropriate alternative arrangements made by way of adjustment) without notice in the event of any extension or shortening of the relevant Coupon Period or in the event of proven or manifest error.

(g)	Determination or Calculation by Trustee

The Trustee (or an agent appointed by it) shall, if the Agent Bank does not at any relevant time for any reason determine the Floating Coupon Rate on the Capital Securities in accordance with this Condition 5, determine the Floating Coupon Rate in respect of the relevant Coupon Period at such rate as, in its absolute discretion (having such regard as it shall think fit to the procedures described in this Condition 5), it shall deem fair and reasonable in all the circumstances and such determination shall be deemed to be a determination thereof by the Agent Bank.

(h)	Agent Bank

So long as any Capital Security remains outstanding the Issuer will maintain an Agent Bank. The name of the initial Agent Bank and its initial specified office is set out at the end of these Conditions.

The Issuer may, with the prior written approval of the Trustee, from time to time replace the Agent Bank with another leading investment, merchant or commercial bank in London. If the Agent Bank is unable or unwilling to continue to act as the Agent Bank or (without prejudice to Condition 5(g) above) fails duly to determine the Floating Coupon Rate in respect of any Coupon Period as provided in Condition 5(d), the Issuer shall forthwith appoint another leading investment, merchant or commercial bank in London approved in writing by the Trustee to act as such in its place. The Agent Bank may not resign its duties or be removed without a successor having been appointed as aforesaid.

(i)	Determinations of Agent Bank or Trustee Binding

All notifications, opinions, determinations, certificates, calculations, quotations and decisions given, expressed, made or obtained for the purposes of this Condition 5 whether by the Agent Bank or the Trustee (or its agent), shall (in the absence of wilful default, bad faith or manifest or proven error) be binding on the Issuer, the Agent Bank, the Trustee, the Paying Agents and all Holders and Couponholders and (in the absence as aforesaid) no liability to the Holders, the Couponholders or the Issuer shall attach to the Agent Bank or the Trustee in connection with the exercise or non-exercise by them of any of their powers, duties and discretions.

6.	Alternative Coupon Satisfaction Mechanism
(a)	General

Unless an order is made, or an effective resolution is passed, for the winding-up of the Issuer in the circumstances set out in Condition 3(a) (whereupon Condition 6(e) below shall apply), the Issuer must satisfy its obligation to pay any Deferred Interest only in accordance with the procedures described below.

The obligation of the Issuer to pay any Deferred Interest in accordance with the Alternative Coupon Satisfaction Mechanism will be satisfied as follows:

(i)	the Issuer shall give a notice of the forthcoming Redemption Date in accordance with Condition 16;

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(ii)

not later than 14 Business Days prior to the Redemption Date, the Calculation Agent shall determine the number of Ordinary Shares which, in the opinion of the Calculation Agent, have an aggregate fair market value of not less than the aggregate amount of Deferred Interest and any accrued interest thereon and Additional Amounts after payment of any taxes, duties, costs and expenses payable by the Issuer in and associated with the issue of the Ordinary Shares (the “Alternative Coupon Satisfaction Amount”);

(iii)	no later than 10 Business Days prior to the Redemption Date, the Calculation Agent, or an appointed intermediary, shall place such number of Ordinary Shares in the market;
(iv)

no later than the close of business on the seventh Business Day prior to the Redemption Date, the Calculation Agent, or an appointed intermediary, shall notify the Issuer of the number of Ordinary Shares for which it has procured subscribers;

(v)

the Issuer undertakes, as soon as reasonably practicable following such notification, but not later than the sixth Business Day prior to the Redemption Date, and subject to having necessary corporate authorisations in place, to issue and allot such Ordinary Shares to the subscribers who have agreed to subscribe for them;

(vi)

if, after the operation of the above procedures, there would, in the opinion of the Calculation Agent, be a shortfall of proceeds towards the satisfaction of the Alternative Coupon Satisfaction Amount payable on the Redemption Date, the Calculation Agent shall use its reasonable endeavours to find subscribers for further Ordinary Shares and the Issuer shall, subject to having the necessary corporate authorisations in place, issue and allot such further Ordinary Shares to the subscribers who have agreed to subscribe for them in accordance with these provisions to try to ensure that a sum (after payment of any taxes, duties, costs and expenses payable by it and associated with the issue of the shares) at least equal to the Alternative Coupon Satisfaction Amount is available on the Business Day prior to the Redemption Date to make the payments in full on the Redemption Date; provided that, if, despite the operation of the above provisions, such a shortfall exists on the Business Day preceding the Redemption Date, the Issuer may, subject to having the necessary corporate authorisations in place, continue to issue and allot the relevant number of Ordinary Shares until the Trustee (or the Principal Paying Agent) shall have received funds on behalf of the Issuer equal to the full amount of such shortfall, and provided further that no part of the Alternative Coupon Satisfaction Amount shall be paid to a Holder until such time as the Issuer is able to pay a sum at least equal to the Alternative Coupon Satisfaction Amount in full in accordance with the Alternative Coupon Satisfaction Mechanism on the Redemption Date;

(vii)

the Issuer undertakes (a) that it will not use any Ordinary Shares that it has repurchased during the six month period before the Redemption Date to settle the Alternative Coupon Satisfaction Amount; and (b) that it will not repurchase any Ordinary Shares during the six month period following the Redemption Date;

(viii)

the Issuer shall transfer or arrange for the transfer of the issue proceeds raised from the operation of the provisions set out in Condition 6(a)(iii) to (vi) to satisfy the Alternative Coupon Satisfaction Amount to the Trustee (or the Principal Paying Agent) on the Business Day preceding the Redemption Date for payment by the Trustee (or the Principal Paying Agent) on the Redemption Date, towards the satisfaction on behalf of the Issuer of the Alternative Coupon Satisfaction Amount;

(ix)

if, pursuant to the Alternative Coupon Satisfaction Mechanism, proceeds are raised in excess of the amount required to pay the applicable Alternative Coupon Satisfaction Amount plus the claims for the fees, costs and expenses to be borne by the Issuer in connection with using the Alternative Coupon Satisfaction Mechanism, any remaining proceeds shall be paid to (or may be retained by) the Issuer; and

(x)

for the avoidance of doubt, the Issuer may (subject to Condition 6(a)(vii) satisfy its obligations (in part or in whole) to pay any Deferred Interest by selling Ordinary Shares which are held by it as treasury shares (as defined in the Companies Act 1985, as amended, supplemented or replaced from time to time) (“Treasury Shares”). Accordingly, (a) references in this Condition 6 and in the definition of Market Disruption Event to Ordinary Shares and to the allotment, issue and subscription of or for Ordinary Shares shall be deemed to include references to Treasury Shares

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and the sale of Treasury Shares, and (b) references in this Condition 6 to the Issuer’s authority to allot and issue Ordinary Shares or authorised but unissued Ordinary Shares shall be deemed to include references to the Issuer’s authority to sell Treasury Shares.

If the Issuer is required to make payments of the Alternative Coupon Satisfaction Amount in accordance with the Alternative Coupon Satisfaction Mechanism, the proceeds from the issue of Ordinary Shares pursuant to the Alternative Coupon Satisfaction Mechanism will be paid to the Holders by the Trustee or Principal Paying Agent.

(b)	Sufficiency and Availability of Ordinary Shares

The ability of the Issuer to use the Alternative Coupon Satisfaction Mechanism to satisfy its payment of Deferred Interest on the Capital Securities on a relevant Redemption Date is subject to the following conditions:

(i)	the Issuer shall not be required to issue any Ordinary Shares, or cause them to be issued, at a price below their nominal value;
(ii)	the Issuer must have a sufficient number of authorised but unissued Ordinary Shares prior to the issue of the Ordinary Shares in accordance with Condition 6(a); and
(iii)	the directors of the Issuer must have the necessary authority under English law to allot and issue a sufficient number of Ordinary Shares in accordance with Condition 6(a)(v) and 6(a)(vi).

At the date of this Offering Circular, the Issuer has a sufficient number of authorised but unissued Ordinary Shares and the directors of the Issuer have the necessary authority to issue such Ordinary Shares to raise sufficient funds to make the Coupon Payments required to be made in respect of the Capital Securities during the next 12-month period, assuming the Alternative Coupon Satisfaction Mechanism were to be used for each Coupon Payment during such 12-month period and on the basis of the current market price of the Ordinary Shares at the date of this Offering Circular.

The Issuer will, for so long as any Capital Securities remain outstanding, review its Ordinary Share price and relevant exchange rates prior to each annual general meeting of its shareholders. If the Issuer determines, as the result of any such review, that it does not have a sufficient number of authorised but unissued Ordinary Shares to permit it to issue at that date a number of Ordinary Shares equal to the amount of Deferred Interest, if any, outstanding together with scheduled Coupon Payments for the next 12 months (or such longer period as, in the opinion of the board of directors of the Issuer, is prudent having regard to amounts which may become payable through the Alternative Coupon Satisfaction Mechanism), and/or if the directors of the Issuer do not have the necessary authority to allot and issue such number of Ordinary Shares, then, at the next annual general meeting of the Issuer, the Issuer shall propose a resolution to increase the number of authorised but unissued Ordinary Shares and the directors’ authority to allot and issue Ordinary Shares to the level that would enable the Issuer to issue at that date a sufficient number of Ordinary Shares to enable payment of Deferred Interest, if any, outstanding together with scheduled Coupon Payments for the next 12 months pursuant to the Alternative Coupon Satisfaction Mechanism.

(c)	Market Disruption Event

If a Market Disruption Event exists during the 14 Business Days preceding any Redemption Date, then if such Redemption Date is a Coupon Payment Date, the related payment of Deferred Interest may be deferred until such Market Disruption Event no longer exists. A market disruption deferral will not constitute a Capital Securities Default, provided that if any Deferred Interest has not been paid, or an amount set aside for payment, within 14 days after the date on which any such Market Disruption Event is no longer continuing, such failure will constitute a Capital Securities Default.

(d)	Listing

The Issuer shall ensure (to the extent possible) that, at the time when any Ordinary Shares are issued pursuant to Condition 6, such Ordinary Shares are admitted to the Official List of the FSA in its capacity as competent authority under the FSMA and are admitted to trading on the market for listed securities of the London Stock Exchange’s EEA Regulated Market (or, if the London Stock Exchange is not a Recognised Stock Exchange at that time, such other stock exchange as is a Recognised Stock Exchange at that time).

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(e)	Guarantor Alternative Coupon Satisfaction Mechanism

If the Guarantor is obliged to satisfy its obligation to pay any amounts deferred in accordance with Condition 4(a) (including as it applies to the Guarantor by virtue of Condition 2(b)(ii)(2)) or if the Guarantor elects to satisfy any Coupon Payment deferred under the Guarantee in accordance with Condition 2(b)(iii) the directors of the Guarantor shall use their best endeavours to satisfy the payment of any such amount then outstanding by applying the mechanism set out in this Condition 6 to the ordinary shares of the Guarantor. If, after a period of six months, the directors of the Guarantor determine in good faith that it has not been possible and it will not be reasonably possible to satisfy such amounts through the application of this mechanism in relation to the ordinary shares of the Guarantor, the obligation of the Guarantor to pay such amounts in accordance with this Condition 6(e) shall terminate and the obligation of the Guarantor to pay such amounts shall be deferred and shall be payable in a winding-up of the Guarantor (and not before) and the Guarantor shall notify the Holders accordingly in accordance with Condition 16.

7.	Optional Redemption and Suspension
(a)	No Maturity Date

The Capital Securities are perpetual securities in respect of which there is no maturity date. The Capital Securities are not redeemable at the option of the Holders at any time.

(b)	Issuer’s Call Option

The Issuer may redeem the Capital Securities in whole or in part, at its option, on the First Reset Date, or on any Coupon Payment Date thereafter, subject to the Solvency Condition being met both at the time of and immediately after such redemption and subject, further, to the Issuer giving at least one month’s prior written notice to, and receiving no objection from, the FSA (or such shorter period of notice as the FSA may accept and so long as there is a requirement to give such notice). Capital Securities to be redeemed will be drawn for redemption at such place and individually by lot or otherwise in a manner as may be approved by the Trustee.

(c)	Tax Event Redemption or Tax Event Conversion

The Issuer may redeem the Capital Securities in whole (but not in part) at any time on or prior to the First Reset Date upon the occurrence of a Tax Event subject to the Solvency Condition being met both at the time of and immediately after such redemption and the Issuer giving at least one month’s prior written notice to, and receiving no objection from, the FSA (or such shorter period of notice as the FSA may accept and so long as there is a requirement to give such notice).

Upon the occurrence of a Tax Event, the Issuer may also, at its sole discretion, subject in each case to compliance with applicable regulatory requirements, including the Issuer giving at least one month’s prior written notice to, and receiving no objection from, the FSA (or such shorter period of notice as the FSA may accept and so long as there is a requirement to give such notice), at any time on or prior to the First Reset Date and thereafter only on a Coupon Payment Date exchange the Capital Securities in whole (but not in part) for Exchange Securities.

(d)	Regulatory Event Redemption or Regulatory Event Conversion

The Issuer may redeem the Capital Securities in whole (but not in part) at any time on or prior to the First Reset Date if a Regulatory Event shall have occurred and is continuing, subject to the Solvency Condition being met both at the time of and immediately after such redemption and the Issuer giving at least one month’s prior written notice to, and receiving no objection from, the FSA (or such shorter period of notice as the FSA may accept and so long as there is a requirement to give such notice).

Upon the occurrence of a Regulatory Event, the Issuer and the Guarantor may also at their sole discretion, subject in each case to compliance with applicable regulatory requirements, including the Issuer giving at least one month’s prior written notice to, and receiving no objection from, the FSA (or such shorter period of notice as the FSA may accept and so long as there is a requirement to give such notice), at any time on or prior to the First Reset Date and thereafter only on a Coupon Payment Date convert or exchange the Capital Securities in whole (but not in part) to Exchange Securities.

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(e)	Redemption and Conversion Procedures
(i)	Any redemption under paragraph (b) above will be at a redemption price equal to the outstanding principal amount of the Capital Securities;
(ii)

Any redemption under paragraph (c) above as a result of the occurrence of any of the circumstances described in Clauses (ii) or (iv) of the definition of Tax Event (set out below) will be at a redemption price equal to the outstanding principal amount of the Capital Securities;

(iii)

Any redemption under paragraph (c) above prior to the First Reset Date as a result of the occurrence of any of the circumstances described in Clause (i) or (iii) of the definition of Tax Event will be at a redemption price equal to the Make-Whole Redemption Price of the Capital Securities and any redemption on or after the First Reset Date as a result of the occurrence of any of such circumstances will be at a redemption price equal to the outstanding principal amount of the Capital Securities; and

(iv)

Any redemption under paragraph (d) prior to the First Reset Date above will be at a redemption price equal to the Make-Whole Redemption Price of the Capital Securities and any redemption on or after the First Reset Date will be at a redemption price equal to the outstanding principal amount of the Capital Securities, and, in the case of redemption under paragraphs (b), (c) and (d) above, together with all accrued interest to the Redemption Date and the aggregate amount of any Deferred Interest and shall be paid on not less than 30 nor more than 60 days’ notice to the Holders. If, upon due presentation, payment of principal on the Capital Securities is improperly withheld or refused, then interest shall continue to accrue and shall be payable, as provided in these Conditions, up to (but excluding) the Relevant Date.

The Issuer is permitted to satisfy its obligation to pay any Deferred Interest due upon redemption only in accordance with Condition 6.

Any conversion of the Capital Securities into another series of Exchange Securities under Condition 7(c) or 7(d) above shall be made on not less than 30 nor more than 60 days’ notice to the Holders.

Prior to the giving of any notice of redemption or conversion following the occurrence of a Tax Event or Regulatory Event, the Issuer shall deliver to the Trustee (a) a certificate signed by two directors of the Issuer, stating that the Issuer is entitled to effect such redemption or conversion (as the case may be) and setting forth a statement of facts showing that the conditions precedent to the right to redeem or convert have occurred, and (b) in the case of a Tax Event, an opinion of independent legal advisers of recognised standing to the effect that the Issuer is entitled to exercise its right of redemption or conversion (as the case may be). The Trustee shall accept such certificate as conclusive proof as provided in the Trust Deed.

Any notice of redemption will be irrevocable and will provide details of the Redemption Date. If the redemption price in respect of any Capital Securities is improperly withheld or refused and is not paid by the Issuer, interest on the outstanding principal amount of such Capital Securities will continue to be payable until the redemption price is actually paid.

(f)	Suspension

Following any take-over offer made under the City Code on Take-overs and Mergers or any reorganisation, restructuring or scheme of arrangement in which the company which, immediately prior to such event, was the Ultimate Owner ceases to be the Ultimate Owner, unless such event is a Permitted Restructuring and a Permitted Restructuring Arrangement is put into place within six months of the occurrence of the Permitted Restructuring, an independent investment bank appointed by the Issuer (at the Issuer’s (failing which the Guarantor’s) expense) and approved by the Trustee shall determine what amendments (if any) to the terms and conditions of the Capital Securities, the Trust Deed and any other relevant documents are appropriate or necessary in order to replicate the Alternative Coupon Satisfaction Mechanism in the context of the capital structure of the new Ultimate Owner.

Upon any such determination being reached and notified to the Trustee, the Issuer and the Guarantor by such investment bank, the Trustee, the Issuer and the Guarantor shall without the consent of the Holders but subject to the consent of the new Ultimate Owner, effect any necessary consequential changes to the terms and conditions of the Capital Securities, the Trust Deed and any other relevant documents. Any such amendments shall be subject to the requirements that:

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(i)	neither the Issuer nor the Guarantor shall be obliged to reduce its net assets;
(ii)

no amendment may be proposed or made which would alter the treatment of the Capital Securities as cover for the Regulatory Capital Requirement pursuant to the Capital Regulations without the Issuer giving at least one month’s prior written notice to, and receiving no objection from, the FSA (or such shorter period of notice as the FSA may accept and so long as there is a requirement to give such notice);

(iii)	no such amendment may be made which would, in the Trustee’s opinion, impose more onerous obligations on it without its consent; and
(iv)	such amendments shall preserve substantially the financial effect for the Holders of a holding in the Capital Securities.

If, after using all reasonable endeavours, such investment bank is unable to formulate such amendments, it shall notify the Issuer, the Guarantor, the previous Ultimate Owner (if not the Issuer or the Guarantor), the new Ultimate Owner, the Trustee, the Paying Agent and the Calculation Agent of that result. Reference to the giving of such a notice by such investment bank is defined as a “Definitive Suspension” of the Alternative Coupon Satisfaction Mechanism.

Upon the occurrence of a Definitive Suspension, the Issuer and the Guarantor may at their sole discretion, subject in each case to compliance with applicable regulatory requirements, including the Issuer giving at least one month’s prior written notice to, and receiving no objection from, the FSA (or such shorter period of notice as the FSA may accept and so long as there is a requirement to give such notice), at any time exchange the Capital Securities in whole (but not in part) to a series of Exchange Securities.

If, following a Definitive Suspension, the FSA objects to the proposal by the Issuer to convert or exchange the Capital Securities into another series of Exchange Securities, then, subject to the Issuer giving at least one month’s prior written notice to, and receiving no objection from, the FSA (or such shorter period of notice as the FSA may accept and so long as there is a requirement to give such notice), the Issuer shall (subject to the Solvency Condition being met both at the time of and immediately after such redemption) have the option to redeem the Capital Securities in whole (but not in part) at a redemption price equal to their principal amount, together with accrued and unpaid interest and all Deferred Interest, in cash without utilising the Alternative Coupon Satisfaction Mechanism.

(g)	Purchases

The Issuer or the Guarantor may, at any time and from time to time, purchase outstanding Capital Securities upon the terms and conditions that the Board of Directors of the Issuer or, as the case may be, the Guarantor or an authorised committee of the Board of Directors of the Issuer or, as the case may be, the Guarantor shall determine.

(h)	Cancellations

All Capital Securities which are purchased by or on behalf of the Issuer or the Guarantor will forthwith be cancelled and accordingly may not be held, reissued or resold.

(i)	Deferred Interest

The Issuer shall satisfy its obligation to pay any Deferred Interest due upon a redemption or purchase of Capital Securities only in accordance with Condition 6.

8.	Payments
(a)	Method of Payment
(i)

Payments of principal and coupon amounts will be made by or on behalf of the Issuer against presentation and surrender of Capital Securities or the appropriate Coupons at the specified office of any of the Paying Agents, except that payments of coupon amounts in respect of any period not ending on a Coupon Payment Date will only be made upon surrender of the relative Capital Securities. Such payments will be made, at the option of the payee, by sterling cheque drawn on, or by transfer to a sterling account maintained by the payee with, a bank in London.

(ii)	Upon the due date for redemption of any Capital Securities, any unexchanged Talons relating to such Capital Securities (whether or not attached) shall become void and no Coupons shall be

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delivered in respect of such Talons and unmatured Coupons relating to such Capital Security (whether or not attached) shall also become void and no payment shall be made in respect of them. If any Capital Security is presented for redemption without all unmatured Coupons and any unexchanged Talon relating to it, redemption shall be made only against the provision of such indemnity as the Issuer may reasonably require.

(iii)

On or after the Coupon Payment Date for the final Coupon forming part of a Coupon sheet issued in respect of any Capital Securities, the Talon forming part of such Coupon sheet may be surrendered at the specified office of the Principal Paying Agent in exchange for a further Coupon sheet (and another Talon for a further Coupon sheet) (but excluding any Coupons that may have become void pursuant to Condition 12).

(iv)

The names of the initial Paying Agents and their initial specified office are set out below. The Issuer reserves the right, subject to the prior written approval of the Trustee, such approval not to be unreasonably withheld, at any time to vary or terminate the appointment of any Paying Agent or the Calculation Agent and to appoint additional or other Paying Agents or other Calculation Agent provided that it will at all times maintain (aa) a Paying Agent having a specified office in London for so long as the Capital Securities are admitted to the Official List of the UK Listing Authority and the rules of the UK Listing Authority so require and (bb) a Paying Agent in a European Union Member State that will not be obliged to withhold or deduct tax pursuant to European Council Directive 2003/48/EC or any other European Union Directive implementing the conclusions of the ECOFIN Council meeting of 26 – 27 November 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive; and (cc) an Agent Bank. Notice of any such termination or appointment and of any change in the specified offices of the Paying Agents will be given to the Holders in accordance with Condition 16.

If the Calculation Agent is unable or unwilling to act as such or if it fails to make a determination or calculation or otherwise fails to perform its duties under these Conditions or the Calculation Agency Agreement, the Issuer shall appoint, on terms acceptable to the Trustee, an independent investment bank acceptable to the Trustee to act as such in its place. All calculations and determinations made by the Calculation Agent shall (save in the case of manifest error or error proven to the satisfaction of the Trustee) be final and binding on the Issuer, the Trustee, the Agents, the Holders and the Couponholders.

(b)	Payments subject to Fiscal Laws

Without prejudice to the terms of Condition 10, all payments made in accordance with these Conditions shall be made subject to any fiscal or other laws and regulations applicable in the place of payment. No commissions or expenses shall be charged to the Holders in respect of such payments.

(c)	Payments on Payment Business Days

A Capital Security or a Coupon may only be presented for payment on a day which is a Business Day. No further interest or other payment will be made as a consequence of the day on which the relevant Capital Securities or Coupon may be presented for payment under this paragraph falling after the due date.

9.	Defaults; Limitation of Remedies

Notwithstanding any of the provisions below in this Condition 9, the right to institute winding-up proceedings is limited to circumstances where payment has become due. Pursuant to Condition 2(c), no principal or coupon payments will be due from the Issuer on the relevant payment date if the Solvency Condition relating to the Issuer is not satisfied at the time of and immediately after any such payment, and no payments will be due from the Guarantor under the Guarantee if the Solvency Condition relating to the Guarantor is not satisfied at the time of and immediately after any such payment.

(a)

If a Capital Securities Default occurs and is continuing, the Trustee may, notwithstanding the provisions of paragraph (b) of this Condition 9, institute proceedings for the winding-up in England and Wales (but not elsewhere) of the Issuer (if the Capital Securities Default relates to the Issuer) and/or the Guarantor (if the Capital Securities Default relates to the Guarantor).

(b)

The Trustee may, at its discretion and without further notice, institute such proceedings against the Issuer or the Guarantor (as the case may be) as it may think fit to enforce any term or condition binding on the

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Issuer or the Guarantor (as the case may be) under the Trust Deed, the Capital Securities or the Coupons (other than for a failure to pay which constitutes a Capital Securities Default and other than for the payment of any other amount under or in respect of the Capital Securities or the Trust Deed, including any damages awarded for breach of any obligation of the Issuer or the Guarantor) if the Issuer and/or the Guarantor is in default of such term and fails to remedy such default within 14 days after notice of the same shall have been given to the Issuer and/or Guarantor (as the case may be) by the Trustee, provided that the Issuer and the Guarantor (as the case may be) shall not, by virtue of the institution of any such proceedings, be obliged to pay any sum or sums, in cash or otherwise, sooner than the same would otherwise have been payable by it.

(c)

The Trustee shall not be bound to take any of the actions referred to in paragraph (a) or (b) above against the Issuer and/or the Guarantor (as the case may be) to enforce the terms of the Trust Deed, the Capital Securities or the Coupons unless (i) it shall have been so requested by an Extraordinary Resolution (as defined in the Trust Deed) of the Holders or in writing by the Holders of at least one-quarter in principal amount of the Capital Securities then outstanding and (ii) it shall have been indemnified to its satisfaction.

(d)

No Holder or Couponholder shall be entitled to proceed directly against the Issuer or the Guarantor (as the case may be) or to institute proceedings for the winding-up in England and Wales of the Issuer or the Guarantor (as the case may be) unless the Trustee, having become so bound to proceed, fails to do so within a reasonable period and such failure is continuing, in which case the Holder or Couponholder shall have only such rights against the Issuer or the Guarantor (as the case may be) as those which the Trustee is entitled to exercise. No remedy against the Issuer or the Guarantor (as the case may be) shall be available to the Trustee or any Holder or Couponholder (i) for the recovery of amounts owing under or in respect of the Capital Securities or the Coupons or the Trust Deed other than the institution of proceedings for the winding-up in England and Wales of the Issuer or the Guarantor (as the case may be) and/or proving in such winding-up and (ii) for the breach of any other term under the Trust Deed, the Capital Securities or the Coupons, other than as provided in paragraph (b) above.

10.	Additional Amounts

All payments by or on behalf of the Issuer or the Guarantor of principal and interest in respect of the Capital Securities and Coupons will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed, collected, withheld, assessed or levied by or on behalf of the United Kingdom, or any political subdivision of, or any authority of, or in, the United Kingdom having power to tax, unless the withholding or deduction is required by law. In such event, the Issuer, or, as the case may be, the Guarantor, will pay such additional amounts as shall be necessary in order that the net amounts received by the Holders or Couponholders after such withholding or deduction shall equal the respective amounts which would have been receivable in respect of the Capital Securities or Coupons, as the case may be, in the absence of the withholding or deduction (“Additional Amounts”), except that no such Additional Amounts shall be payable in relation to any Capital Securities or Coupon:

(i)

presented for payment by, or on behalf of, a Holder who is liable for such taxes, duties, assessments or governmental charges in respect of such Capital Securities or Coupon by reason of his having some connection with the United Kingdom other than the mere holding of such Capital Securities or Coupon; or

(ii)

presented for payment by, or on behalf of, a Holder who would be able to avoid such withholding or deduction by satisfying any requirement to provide such evidence as is required by statute or making a declaration or any other statement or claim, including, but not limited to, a declaration of non residence, but fails to do so; or

(iii)

presented for payment more than 30 days after the Relevant Date, except to the extent that the relevant Holder would have been entitled to such additional amounts on presenting the same for payment on such thirtieth day; or

(iv)

where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC or any other European Union Directive implementing the conclusions of the ECOFIN Council meeting of 26 – 27 November 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive; or

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(v)

presented for payment by, or on behalf of, a Holder who would have been able to avoid such withholding or deduction by presenting the relevant Capital Security or Coupon to another Paying Agent in a Member State of the European Union.

Whenever, in these Conditions or the Trust Deed, reference is made to “principal” that term shall (unless the context otherwise requires) include the relevant amount payable in redemption of the Capital Securities, to “interest” that term shall (unless the context otherwise requires) include any Deferred Interest, and in any such case any Additional Amounts payable in respect thereof.

If the Issuer or the Guarantor becomes resident for tax purposes in any jurisdiction other than the United Kingdom, references in these Conditions to the United Kingdom shall be construed as references to the United Kingdom and/or such other jurisdiction.

11.	Amendments

Except as provided herein, any amendment or variation to these Terms and Conditions will require the Issuer giving at least one month’s prior written notice to, and receiving no objection from, the FSA (or such shorter period of notice as the FSA may accept and so long as there is a requirement to give such notice).

12.	Prescription

Capital Securities and Coupons (which, for this purpose, shall not include Talons) will become void unless presented for payment within a period of 10 years in the case of Capital Securities and five years in the case of Coupons from the Relevant Date relating thereto. There shall be no prescription period for Talons but there shall not be included in any Coupon sheet issued in exchange for a Talon any Coupon the claim in respect of which would be void pursuant to this Condition or Condition 8(a)(ii), or any Talon which would be void pursuant to Condition 8(a)(ii).

13.	Meetings of Holders, Modification, Waiver and Substitution

The Trust Deed contains provisions for convening meetings of Holders to consider any matter affecting their interests, including the modification by Extraordinary Resolution (as defined in the Trust Deed) of any of these Conditions or any of the provisions of the Trust Deed.

The quorum at any such meeting for passing an Extraordinary Resolution will be one or more persons holding or representing a clear majority in principal amount of the Capital Securities for the time being outstanding, or at any adjourned such meeting one or more persons being or representing Holders whatever the principal amount of the Capital Securities so held or represented, except that at any meeting the business of which includes the modification of certain of these Terms and Conditions and the Trust Deed (including, inter alia, the provisions regarding subordination referred to in Conditions 2 and 3, the terms concerning currency and the due dates for payment of principal or Coupon Payments in respect of the Capital Securities and reducing or cancelling the principal amount of any Capital Securities or reducing the Coupon Rate) the quorum will be one or more persons holding or representing not less than two-thirds, or at any adjourned such meeting not less than 25 per cent., in principal amount of the Capital Securities for the time being outstanding.

An Extraordinary Resolution passed at any meeting of Holders will be binding on all Holders, whether or not they are present at the meeting, and on all Couponholders.

Notwithstanding any other provision of these Conditions, the Trustee may agree, without the consent of the Holders or Couponholders, to any modification (subject to certain exceptions) of, or to any waiver or authorisation of any breach or proposed breach of, any of these Conditions or any of the provisions of the Trust Deed which, in the opinion of the Trustee, is not materially prejudicial to the interests of the Holders or to any modification which is of a formal, minor or technical nature or to correct a manifest error or to comply with the mandatory provisions of the law of the jurisdiction in which the Issuer is incorporated.

Subject to the Issuer giving at least one month’s prior written notice to, and receiving no objection from, the FSA (or such shorter period of notice as the FSA may accept and so long as there is a requirement to give such notice), the Trustee may agree with the Issuer and the Guarantor, subject to such amendment of the Trust Deed and such other conditions as the Trustee may require, but without the consent of the Holders or the Couponholders:

(i)	to the substitution of the Guarantor in place of the Issuer as principal debtor under the Trust Deed, the Capital Securities and the Coupons; or

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(ii)

subject to the Capital Securities and the Coupons remaining unconditionally and irrevocably guaranteed on a subordinated basis by the Guarantor, to the substitution of a subsidiary (as defined in Section 736 of the Companies Act 1985) of the Issuer in place of the Issuer as principal debtor under the Trust Deed, the Capital Securities and the Coupons; or

(iii)

to the substitution of (a) a successor in business (as defined in the Trust Deed) to the Guarantor or (b) a subsidiary (as defined in Section 736 of the Companies Act 1985) of the Guarantor acceptable to the Trustee as guarantor of the Capital Securities, in each case in place of the Guarantor, any such substitution as aforesaid being subject to the Trustee being satisfied that the interests of the Holders will not be materially prejudiced thereby and compliance with the terms of the Trust Deed. In the case of such a substitution the Trustee may agree, without the consent of the Holders or Couponholders, to a change of the law governing the Capital Securities, the Coupons and/or the Trust Deed provided that such change would not in the opinion of the Trustee be materially prejudicial to the interests of the Holders.

An independent investment bank appointed by the Issuer and approved by the Trustee will determine what amendments (if any) to these Conditions, the Trust Deed and any other document are appropriate or necessary to replicate the Alternative Coupon Satisfaction Mechanism.

In connection with any proposed substitution as aforesaid and in connection with the exercise of its functions, the Trustee shall have regard to the interests of the Holders as a class and the Trustee shall not have regard to the consequences of such substitution for individual Holders or Couponholders resulting from, in particular, their being for any purpose domiciled or resident in, or otherwise connected with, or subject to the jurisdiction of, any particular territory.

In connection with any substitution or exercise as aforesaid, no Holder or Couponholder shall be entitled to claim, whether from the Issuer, the Substituted Issuer (as defined in the Trust Deed), the Substituted Guarantor (as defined in the Trust Deed), the Trustee or any other person, any indemnification or payment in respect of any tax consequence of, or relating to, any such substitution or exercise (including, for the avoidance of doubt, any tax consequences arising from such substitution or exercise relating to subsequent payments made in respect of the Capital Securities) upon any individual Holder or Couponholder except to the extent already provided in Condition 10 and/or any undertaking given in addition thereto or in substitution therefor pursuant to the Trust Deed.

Any such modification, waiver, authorisation or substitution shall be binding on all Holders and all Couponholders and, unless the Trustee agrees otherwise, any such modification or substitution shall be notified to the Holders in accordance with Condition 16 as soon as practicable thereafter.

14.	Replacement of the Capital Securities, Coupons and Talons

Should any Capital Securities, Coupon or Talon be lost, stolen, mutilated, defaced or destroyed it may be replaced at the specified office of the Principal Paying Agent (or any other place of which notice shall have been given in accordance with Condition 16) upon payment by the claimant of the expenses incurred in connection therewith and on such terms as to evidence and indemnity as the Issuer may reasonably require. Mutilated or defaced Capital Securities, Coupons or Talons must be surrendered before any replacement Capital Securities, Coupons or Talons will be issued.

15.	The Trustee

The Trust Deed contains provisions for the indemnification of the Trustee and for its relief from responsibility, including provisions relieving it from taking any action unless indemnified to its satisfaction. The Trustee is entitled to enter into business transactions with the Issuer, the Guarantor or any subsidiary of the Issuer without accounting for any profit resulting therefrom. The Trustee is entitled under the Trust Deed to rely on reports and certificates addressed and/or delivered to it by the Auditors whether or not the same are addressed to the Trustee and whether or not they are subject to any limitation on the liability of the Auditors, whether by reference to a monetary cap or otherwise. No liability shall attach to the Trustee if, as a result of any Market Disruption Event or any other event outside the control of the Trustee or its agent, the Trustee or its agent is unable to comply with any of the provisions of these Terms and Conditions.

16.	Notices

Notices to Holders will be valid if published in a leading newspaper having general circulation in London (which is expected to be the Financial Times). Any such notice shall be deemed to have been given on the date of

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such publication or, if published more than once, on the first date on which publication is made. Couponholders will be deemed for all purposes to have notice of the contents of any notice given to the Holders in accordance with this Condition.

17.	Further Issues

The Issuer shall be at liberty from time to time, without the consent of the Holders or the Couponholders, to create and issue further capital securities ranking pari passu in all respects (or in all respects save for the date from which interest thereon accrues and the amount of the first payment of interest on such further capital securities) and so that the same shall be consolidated and form a single series with the outstanding Capital Securities. Any such Capital Securities shall be constituted by a deed supplemental to the Trust Deed.

18.	Agents

The Issuer and the Guarantor will procure that there shall at all times be a Principal Paying Agent so long as any of the Capital Securities is outstanding. If the Principal Paying Agent is unable or unwilling to act as such or if it fails to make a determination or calculation or otherwise fails to perform its duties under these Conditions or the Agency Agreement, as appropriate, the Issuer and the Guarantor shall appoint, on terms acceptable to the Trustee, a leading international bank acceptable to the Trustee, to act as such in its place. Neither the termination of the appointment of the Principal Paying Agent nor the resignation of the Principal Paying Agent will be effective without a successor having been appointed.

All calculations and determinations made by the Calculation Agent or the Principal Paying Agent in relation to the Capital Securities shall (save in the case of manifest error) be final and binding on the Issuer, the Guarantor, the Trustee, the Paying Agents, the Holders and the Couponholders.

None of the Issuer, the Guarantor, the Trustee and the Paying Agents shall have any responsibility to any person for any errors or omissions in any calculation by the Calculation Agent.

19.	Governing Law

The Trust Deed, the Capital Securities, the Coupons and the Talons are governed by, and shall be construed in accordance with, the laws of England.

20.	Contracts (Rights of Third Parties) Act 1999

No person shall have any right to enforce any term or condition of the Capital Securities by virtue of the Contracts (Rights of Third Parties) Act 1999.

21.	Definitions

In these Terms and Conditions:

“Additional Amounts” has the meaning set forth in Condition 10.

“Agency Agreement” means the agency agreement dated 12 May 2006 between the Issuer, the Guarantor, the Trustee, the Paying Agent and the Agent Bank, relating to the Capital Securities under which each Paying Agent and the Agent Bank agree to perform the duties required of it under these Conditions.

“Agent Bank” means the agent bank appointed pursuant to the Agency Agreement.

“Alternative Coupon Satisfaction Mechanism” means the mechanism described in Condition 6.

“Assets” means the unconsolidated gross assets of the Issuer or the Guarantor, as the case may be, as shown in the latest published audited balance sheet of the Issuer or the Guarantor, but adjusted for subsequent events in such manner as the directors of the Issuer or the Guarantor (as the case may be), or the liquidator of the Issuer or the Guarantor (as the case may be) may determine.

“Benchmark Gilt” means in relation to any determination of the Make-Whole Redemption Amount, such United Kingdom government security having a maturity date on or about the next Reset Date as the Principal Paying Agent, with the advice of the Reference Market Makers, may determine to be appropriate.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks and foreign exchange markets are open for general business in London.

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“Calculation Agency Agreement” means the calculation agency agreement to be entered into between the Issuer, the Guarantor, the Trustee and the Calculation Agent relating to the Capital Securities under which the Calculation Agent agrees to perform the duties required of it under these Conditions.

“Calculation Agent” means an independent investment bank, merchant bank, commercial bank or stockbroker appointed by the Issuer and approved by the Trustee which agrees to act as calculation agent in relation to the Capital Securities, or its successor or successors for the time being appointed under the Calculation Agency Agreement.

A “Capital Disqualification Event” shall be deemed to have occurred if there is any change in any applicable law or regulation (or in the official interpretation or application thereof including as to whether there has been any such change) as a result of which, for the purposes of the Capital Regulations at that time, no amount raised by the issuance of the Capital Securities can continue to qualify (save where such non-qualification is due only to any applicable limitation on the amount of such capital) for inclusion in the regulatory capital of the Issuer or the Group. The Issuer must give at least one month’s prior written notice to, and receive no objection from, the FSA (or such shorter period of notice as the FSA may accept and so long as there is a requirement to give such notice) to the Issuer’s determination that a Capital Disqualification Event has occurred.

“Capital Regulations” means the rules and regulations of the FSA or any successor regulatory body that require a Regulatory Capital Requirement to be met for the Guarantor and for the Issuer as the parent company in an insurance group including, without limitation, pursuant to Directives 98/78/EC, 2002/83/EC and 2002/87/EC of the European Union (the “Directives”) or any legislation, rules or regulations (whether having the force of law or otherwise) in any state within the European Economic Area (which includes the European Union together with Norway, Liechtenstein and Iceland) implementing the Directives.

A “Capital Securities Default” with respect to the Capital Securities shall occur if the Issuer or the Guarantor (i) on a Redemption Date fails to pay the principal amount of the Capital Securities or any accrued but unpaid interest or (other than as a result of a Market Disruption Event) any Deferred Interest and where in any such case such failure continues for 14 days or (ii) on any Coupon Payment Date (x) that is a Mandatory Coupon Payment Date or (y) that is an Optional Coupon Payment Date but where the Issuer shall not have deferred pursuant to Condition 4(a), fails to pay the Coupon Payment on such Coupon Payment Date and where such failure continues for 14 days.

“Coupon” means an interest coupon relating to the Capital Securities and includes, where the context so permits, a Talon.

“Coupon Amount” means, in respect of a Coupon, the amount of interest payable on the presentation and surrender of such Coupon for the relevant Coupon Period in accordance with Condition 5 and includes Floating Coupon Amounts.

“Coupon Determination Date” means, in relation to each Reset Date, the first Business Day of the relevant Coupon Period.

“Coupon Payment” means with respect to a Coupon Payment Date the aggregate Coupon Amounts for the Coupon Period ending on such Coupon Payment Date.

“Coupon Payment Date” means (i) in respect of the period from the Issue Date to (and including) the First Reset Date, 12 May in each year, starting on 12 May 2007 save in respect of the Coupon Period commencing 12 May 2016 (which shall be from and including 12 May 2016 to but excluding the First Reset Date) in respect of which Coupon Period the Coupon Payment Date will be 12 July 2017 and (ii) after the First Reset Date, 12 January, 12 April, 12 July and 12 October in each year, starting on 12 October 2017, provided that if any Coupon Payment Date after the First Reset Date would otherwise fall on a day which is not a Business Day, it shall be postponed to the next day which is a Business Day, unless it would thereby fall in the next calendar month, in which event it shall be brought forward to the immediately preceding Business Day.

“Coupon Rate” means the Fixed Coupon Rate and/or the Floating Coupon Rate, as the case may be.

“Couponholder” means the bearer of any Coupon.

“Coupon Period” means the period beginning on (and including) the Issue Date and ending on (but excluding) the first Coupon Payment Date and each successive period beginning on (and including) a Coupon Payment Date and ending on (but excluding) the next succeeding Coupon Payment Date.

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“Deferred Interest” has the meaning given to it in Condition 4(b).

“Definitive Suspension” has the meaning given in Condition 7(f).

“Eligible Company” means a company incorporated in a country which is a member of the Organisation for Economic Co-operation and Development whose ordinary shares are listed (i) on the official list of the FSA in its capacity as competent authority under the FSMA and are admitted to trading on the London Stock Exchange’s EEA Regulation Market or (ii) on such other internationally recognised stock exchange as the Trustee may approve.

“Exchange Securities” means undated cumulative subordinated securities of the Issuer exchanged pursuant to Conditions 7(c) or 7(d) and having the same material terms as the Capital Securities and which are no less favourable to an investor than the current terms of the Capital Securities, and any such Exchange Securities will without limitation:

(i)

be a perpetual capital security issued by the Issuer (with a guarantee from the Guarantor given on the same material terms as the Guarantee) or a perpetual capital security issued by the Guarantor, in each such case with cumulative interest payments;

(ii)	rank pari passu with any other undated cumulative subordinated securities issued by the Issuer or Guarantor (as the case may be);
(iii)	following conversion be redeemable upon any Tax Event or Regulatory Event, modified as necessary to be applicable to a class of undated cumulative subordinated securities;
(iv)

not be subject to the Alternative Coupon Satisfaction Mechanism. Any Deferred Interest and accrued interest thereon outstanding at the time of conversion will be carried over and become outstanding deferred cumulative interest payments for the purposes of the undated cumulative subordinated securities; and

(v)	be listed on a Recognised Stock Exchange.

“First Reset Date” means 12 July 2017.

“Fixed Coupon Rate” has the meaning given to it in Condition 5(c).

“Fixed Rate Coupon Period” means the period from (and including) the Issue Date to (but excluding) the First Reset Date.

“Floating Coupon Amounts” has the meaning given to it in Condition 5(e).

“Floating Coupon Rate” has the meaning given to it in Condition 5(d).

“FSA” means the Financial Services Authority or any successor regulatory body or other governmental authority in the U.K.

“FSMA” means the Financial Services and Markets Act 2000.

“Gross Redemption Yield” means, with respect to a security, the gross redemption yield on such security, as calculated by the Principal Paying Agent on the basis set out by the United Kingdom Debt Management Office in the paper “Formulae for Calculating Gilt Prices from Yields”, page 4, Section One: Price/Yield Formulae “Conventional Gilts; Double dated and Undated Gilts with Assumed (or Actual) Redemption on a Quasi Coupon Date” (published 8 June 1998, as amended or updated from time to time) on a semi-annual compounding basis (converted to an annualised yield and rounded up (if necessary) to four decimal places).

“Group” means the Issuer, the Guarantor and their respective Subsidiaries.

“Holder” means the bearer of any Capital Security.

“Holding Company Shares” means the ordinary shares of the New Holding Company.

“Issue Date” means 12 May 2006, being the date of initial issue of the Capital Securities.

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“Junior Securities” means ordinary shares or any other securities which rank, as regards distributions on a return of assets on a winding-up of the Issuer or the Guarantor or in respect of distributions or payments of dividends or any other payments thereon by the Issuer or the Guarantor, after the Capital Securities or, as applicable, the Guarantee.

“Liabilities” means the unconsolidated gross liabilities of the Issuer or the Guarantor, as the case may be, as shown in the latest published audited balance sheet of the Issuer or the Guarantor, but adjusted for contingent liabilities and for subsequent events in such manner as the directors of the Issuer or the Guarantor (as the case may be), or the liquidator of the Issuer or the Guarantor (as the case may be) may determine.

“London Stock Exchange” means London Stock Exchange plc.

“Make-Whole Redemption Amount” with respect to each Capital Security (which is intended solely to compensate Holders for any reinvestment loss from interest rate risk, and costs of reinvestment as a result of the early redemption of the Capital Securities), will be equal to the sum of:

(a)

the price, expressed as a percentage (rounded to four decimal places, 0.00005 being rounded upwards), of the principal amount of the Capital Securities, at which the Gross Redemption Yield on the Capital Securities on the Reference Date (assuming for this purpose that the principal amount of the Capital Securities was payable on the First Reset Date) is equal to the Gross Redemption Yield (determined by reference to the middle market price) at 3:00 p.m. (London time) on the Reference Date of the Benchmark Gilt plus 0.75 per cent.;

(b)	if the Redemption Date is on or within five business days following a Coupon Payment Date, the Coupon Amount payable thereon on that Coupon Payment Date, to the extent unpaid; and
(c)	any Additional Amounts.

“Make-Whole Redemption Price” means, with respect to each Capital Security, the greater of the Make- Whole Redemption Amount and the par redemption price.

“Mandatory Coupon Payment Date” means any Coupon Payment Date with respect to which:

(i)	a Capital Disqualification Event has occurred and is continuing; and
(ii)	the Issuer and the Guarantor are in compliance with their respective Regulatory Capital Requirements.

“Margin” means 2.51 per cent. per annum.

“Market Disruption Event” means (i) the occurrence or existence of any material suspension of, or limitation imposed on trading or on settlement procedures for, transactions in Ordinary Shares through the London Stock Exchange (or other national securities exchange or designated offshore securities market constituting the principal trading market for its Ordinary Shares); or (ii) in the reasonable opinion of the Issuer there has been a substantial deterioration in the price and/or value of Ordinary Shares, or circumstances are such as to prevent or to a material extent restrict the issue or delivery of the Ordinary Shares to be issued in accordance with the Alternative Coupon Satisfaction Mechanism; or (iii) where monies are required to be converted from one currency upon issue of Ordinary Shares into another currency for payment of Deferred Interest, the occurrence of any event that makes it impracticable to effect such conversion.

“New Holding Company” means an Eligible Company that becomes the ultimate holding company for the Group following a Permitted Restructuring.

“Optional Coupon Payment Date” means any Coupon Payment Date which is not a Mandatory Coupon Payment Date.

“Ordinary Shares” means ordinary shares of the Issuer having at the date hereof a par value of 27.5 pence each.

“par redemption price”, with respect to each Capital Security, means an amount equal to the sum of its denomination of £50,000 plus, if the Redemption Date is on or within five Business Days following a Coupon Payment Date, the coupon payable thereon with respect to that Coupon Payment Date, to the extent unpaid, and any Additional Amounts.

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“Parity Securities” means preference shares or other securities which in each case rank pari passu with the Capital Securities, or (as applicable) the Guarantee, as to rights to coupons or dividend payments and participation in the assets of the Issuer in the event of liquidation.

“Paying Agents” means the paying agents appointed pursuant to the Agency Agreement and such term shall, unless the context otherwise requires, include the Principal Paying Agent.

“Permitted Restructuring” means the completion of (i) an offer made by or on behalf of an Eligible Company to all (or as nearly as may be practicable to all) of the shareholders of the Issuer (or, if the Issuer is not then the Ultimate Owner, to the shareholders of the then Ultimate Owner) to acquire the whole (or as nearly as may be practicable to the whole) of the issued ordinary share capital of the Issuer (or, if the Issuer is not then the Ultimate Owner, the then Ultimate Owner’s issued ordinary share capital) other than those ordinary shares already held by or on behalf of such Eligible Company or (ii) a reorganisation or restructuring, whether by way of a scheme of arrangement or otherwise, pursuant to which an Eligible Company acquires all (or as nearly as may be practicable to all) of the issued ordinary share capital of the Issuer (or, if the Issuer is not then the Ultimate Owner, the then Ultimate Owner’s issued share capital) not held by the New Holding Company.

“Permitted Restructuring Arrangement” means an arrangement whereby the following conditions are satisfied: (i) the execution of a trust deed supplemental to the Trust Deed and/or such other documentation as may be necessary to ensure, to the satisfaction of the Trustee, that the Alternative Coupon Satisfaction Mechanism, the Trust Deed and certain other agreements operate so that the Ordinary Shares may be exchanged for Holding Company Shares in such a manner that ensures that upon issue or sale of such Holding Company Shares the Holder of each Capital Security then outstanding will receive, in the event of a payment to be satisfied pursuant to the Alternative Coupon Satisfaction Mechanism, an amount not less than that which would have been receivable had such a Permitted Restructuring not taken place; and (ii) the Trustee is satisfied that the credit ratings that would be assigned to the Capital Securities by Standard & Poor’s Rating Services, a division of The McGraw- Hill Companies, Inc. and by Moody’s Investors Service, Inc. following any such Permitted Restructuring, shall not be less than those assigned to the Capital Securities immediately prior to such Permitted Restructuring taking place.

“Principal Paying Agent” means the principal paying agent appointed pursuant to the Agency Agreement.

“Priority Preference Securities” means any securities in the capital of the Guarantor or any other claims treated as a notional class of preference shares in the capital of the Guarantor (whether or not any such securities, claims or shares are at the relevant time in issue and in any event not being securities, claims or shares held by Senior Creditors of the Guarantor) which together constitute or are deemed to constitute a liquidation preference equal to the aggregate principal amount of (i) the Capital Securities and (ii) any other obligation of the Issuer ranking pari passu with the Capital Securities and which benefits from a guarantee or contractual support undertaking given by the Guarantor ranking pari passu with the Guarantee;

“Recognised Stock Exchange” means a recognised stock exchange as defined in Section 841 of the Income and Corporation Taxes Act 1988, as the same may be amended from time to time and any provisions, statute or statutory instrument replacing the same from time to time.

“Redemption Date” means the date fixed for redemption of the Capital Securities, or any of them, pursuant to Condition 7.

“Reference Banks” means four major banks in the interbank market in London selected by the Agent Bank.

“Reference Date” means the third Business Day prior to the Redemption Date.

“Reference Market Makers” means three brokers of gilts and/or gilt edged market makers selected by the Principal Paying Agent in consultation with the Issuer and the Guarantor.

“Regulatory Capital Requirement” means the applicable regulatory capital or capital ratios required to be maintained for insurance companies and parent companies in insurance groups generally by the FSA or any successor regulatory body.

A “Regulatory Event” is deemed to have occurred if either (i) the Capital Securities would not be capable of counting as cover for the minimum or notional margin of solvency or minimum capital or capital ratios required of the Issuer; or (ii) if the Issuer or the Group is required under Regulatory Capital Requirements to have

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Tier 1 Capital, the Capital Securities would no longer be eligible to qualify (save where such non-qualification is due only to any applicable limitation on the amount of such capital) for inclusion in the Tier 1 Capital of the Issuer or the Group on an individual and/or consolidated basis.

“Relevant Date” in respect of a payment means the date on which such payment first becomes due, except that if the full amount of the moneys payable has not been duly received by the Principal Paying Agent or the Trustee on or prior to such due date, it means the date on which, the full amount of such moneys having been so received, notice to that effect is duly given to the Holders in accordance with Condition 16.

“Reset Date” means the First Reset Date and each Coupon Payment Date thereafter.

“Senior Creditors” means:

(i)	in respect of the Issuer
(a)	any creditors who are unsubordinated creditors with claims admitted in the event of winding-up of the Issuer;
(b)

any creditors having claims in respect of liabilities that are, or are expressed to be, subordinated, whether only in the event of a winding-up or otherwise, to the claims of unsubordinated creditors of the Issuer, but not further or otherwise;

(c)

any creditor who is a holder of capital securities of the Issuer other than the Capital Securities (which on the Issue Date include the Issuer’s outstanding 8.5 per cent. Cumulative Step-up Perpetual Subordinated Notes) as guaranteed by the Issuer except those that rank, or are expressed to rank, pari passu with or junior to the Capital Securities; and

(d)

all other creditors having claims, including other such creditors holding subordinated debt securities, except those that rank, or are expressed to rank, equally with (including holders of Parity Securities of the Issuer) or junior to (including holders of Junior Securities of the Issuer) the claims of any Holder.

(ii)	in respect of the Guarantor:
(a)

any policyholders (and, for the avoidance of doubt, the claims of Senior Creditors who are policyholders shall include all amounts to which they would be entitled under applicable legislation or rules relating to the winding-up of insurance companies to reflect any right to receive or expectation of receiving benefits which policyholders may have);

(b)	any other creditors who are unsubordinated creditors with claims admitted in the event of the winding-up of the Guarantor;
(c)

any creditors having claims in respect of liabilities that are, or are expressed to be, subordinated,whether only in the event of a winding-up or otherwise, to the claims of unsubordinated creditors of the Guarantor, but not further or otherwise;

(d)

any creditor who is a holder of capital securities of the Guarantor or guaranteed by the Guarantor other than the Capital Securities except capital securities or guarantees that rank, or are expressed to rank, pari passu with or junior to the guarantee; and

(e)

all other creditors having claims, including other such creditors holding subordinated debt securities, except those that rank, or are expressed to rank, equally with (including holders of Parity Securities) or junior to (including holders of Junior Securities) the claims of any Holder.

“Solvency Condition” has the meaning set forth in Condition 2(c).

“Subordinated Preference Shares” means a class of preference shares which rank or would rank immediately below Priority Preference Securities whether or not any Priority Preference Securities are at the relevant time in issue;

“Subsidiary” means a subsidiary undertaking within the meaning of section 258 of the Companies Act 1985.

“Talon” means a talon for future coupons.

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“Tax Event” means an event where the Issuer and/or the Guarantor determines that (i) in making any Coupon Payments on the Capital Securities or under the Guarantee (as the case may be), it has paid, or will or would on the next Coupon Payment Date be required to pay, otherwise than as a result of a Change in Law (as defined in (iv) below), Additional Amounts in accordance with Condition 10 and such requirement or circumstance cannot be avoided by the Issuer or the Guarantor (as the case may be) taking reasonable measures available to it; (ii) as a result of a Change in Law any of the events mentioned in (i) above shall occur and such requirement or circumstance can not be avoided by the Issuer or the Guarantor (as the case may be) taking reasonable measures available to it; (iii) Coupon Payments, in respect of any Capital Securities, will or would, otherwise than as a result of a Change in Law, be treated as “distributions” within the meaning of Section 209 of the Income and Corporation Taxes Act 1988 of the United Kingdom (as amended, re-enacted or replaced), or would be treated in such a way under any other provision of that Act or any Finance Act (as amended, re-enacted or replaced) that the Issuer would not obtain full or substantially full relief in respect of those amounts payable for the purposes of United Kingdom corporation tax or (iv) as a result of a Change in Law (which for the purposes of the definition of Tax Event means a change in, or amendment to, or the official announcement of a change in, or amendment to, the laws or regulations of the United Kingdom or any political subdivision or any authority thereof or therein having power to tax (including any treaty to which the United Kingdom is a party), or any change in the application of or official interpretation of those laws or regulations (or the official announcement of any such change), which change or amendment becomes, or would become, effective on or after the Issue Date) there is a substantial risk that Coupon Payments, in respect of any Capital Securities, will or would be treated as “distributions” with the meaning of Section 209 of the Income and Corporation Taxes Act 1988 of the United Kingdom (as amended, re-enacted or replaced) or there is a substantial risk that the Issuer will not obtain full or substantially full relief for the purposes of United Kingdom corporation tax for any Coupon Payments in respect of the Capital Securities or where the Issuer may be unable to claim or surrender losses as group relief, and such requirement or circumstance cannot be avoided by the Issuer taking reasonable measures available to it.

“Tier 1 Capital” and “Upper Tier 2 Capital” have the respective meanings given to such terms (i) in the Integrated Prudential Source Book published by the FSA, as amended, supplemented or replaced from time to time or (ii) in any successor Capital Regulations.

“Trust Deed” means the trust deed dated 12 May 2006 between the Issuer, the Guarantor and the Trustee.

“Trustee” means Citicorp Trustee Company Limited.

“Ultimate Owner” means, at any given time, the ultimate holding company of the Group.

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SUMMARY OF PROVISIONS RELATING TO THE CAPITAL SECURITIES WHILE IN GLOBAL FORM

The Temporary Global Security and the Global Security contain provisions which apply to the Capital Securities while they are in global form, some of which modify the effect of the terms and conditions of the Capital Securities set out in this document. The following is a summary of certain of those provisions:

1.	Exchange

The Temporary Global Security is exchangeable in whole or in part for interests in the Global Security on or after a date which is expected to be 21 June 2006 upon certification as to non-US beneficial ownership in the form set out in the Temporary Global Security. The Global Security is exchangeable in whole but not in part (free of charge to the Holder) for the Definitive Securities described below (i) if the Global Security is held on behalf of a clearing system and such clearing system is closed for business for a continuous period of 14 days (other than by reason of holidays, statutory or otherwise) or announces an intention permanently to cease business or does in fact do so or (ii) if the Issuer would suffer a material disadvantage in respect of the Capital Securities as a result of a change in the laws or regulations (taxation or otherwise) of any jurisdiction referred to in Condition 8 of the Capital Securities which would not be suffered were the Capital Securities in definitive form and a certificate to such effect signed by two directors of the Issuer is delivered to the Trustee. Thereupon (in the case of (i) above) the Holder may give notice to the Trustee, and (in the case of (ii) above) the Issuer may give notice to the Trustee, the Principal Paying Agent and the Holders, of its intention to exchange the Global Security for Definitive Securities on or after the Exchange Date specified in the notice.

On or after the Exchange Date (as defined below) the holder of the Global Security may surrender the Global Security to or to the order of the Principal Paying Agent. In exchange for the Global Security the Issuer will deliver, or procure the delivery of, an equal aggregate principal amount of duly executed and authenticated Definitive Securities (having attached to them all Coupons in respect of interest which has not already been paid on the Global Security and a Talon for further Coupons), security printed in accordance with any applicable legal and stock exchange requirements and in or substantially in the form set out in Schedule 1 to the Trust Deed. On exchange in full of the Global Security, the Issuer will, if the Holder so requests, procure that it is cancelled and returned to the Holder together with any relevant Definitive Securities.

“Exchange Date” means a day falling not less than 60 days after that on which the notice requiring exchange is given and on which banks are open for business in the city in which the specified office of the Principal Paying Agent is located and, except in the case of exchange pursuant to (i) above, in the cities in which the relevant clearing system is located.

2.	Payments

No payment will be made on the Temporary Global Security unless exchange for an interest in the Global Security is improperly withheld or refused. Payments of principal, premium and interest in respect of Securities represented by the Global Security will be made against presentation for endorsement and, if no further payment falls to be made in respect of the Capital Securities, surrender of the Global Security to or to the order of the Principal Paying Agent or such other Paying Agent as shall have been notified to the Holders for such purpose. A record of each payment so made will be endorsed in the appropriate schedule to the Global Security, which endorsement will be prima facie evidence that such payment has been made in respect of the Capital Securities. Condition 6(a)(iv)(bb) and Condition 8(v) will apply to the Definitive Securities only.

3.	Notices

So long as the Capital Securities are represented by the Temporary Global Security or, as the case may be, the Global Security and the Temporary Global Security or, as the case may be, the Global Security, is held on behalf of a clearing system, notices to Holders may be given by delivery of the relevant notice to that clearing system for communication by it to entitled accountholders in substitution for publication as required by the Conditions.

4.	Prescription

Claims against the Issuer in respect of principal, premium and interest on the Capital Securities while the Capital Securities are represented by the Temporary Global Security or, as the case may be, the Global Security will become void unless it is presented for payment within a period of 10 years (in the case of principal) and five years (in the case of interest) from the appropriate Relevant Date (as defined in Condition 19).

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5.	Meetings

The holder of the Global Security will have one vote in respect of each £1,000 in principal amount of Securities.

6.	Purchase and Cancellation

Cancellation of any Security required by the Conditions to be cancelled following its purchase will be effected by reduction in the principal amount of the Global Security.

7.	Call Options

The option of the Issuer provided for in Condition 7 shall be exercised by the Issuer giving notice to the relevant clearing system for communication by it to entitled accountholders (subject to the provisions of paragraph 3 above) within the time limits set out in and containing the information required by that Condition.

8.	Trustee’s Powers

In considering the interests of Holders while the Global Security is held on behalf of a clearing system the Trustee may have regard to any information provided to it by such clearing system or its operator as to the identity (either individually or by category) of its accountholders with entitlements to the Global Security and may consider such interests as if such accountholders were the holder of the Global Security.

9.	Tradable Amounts

So long as the Capital Securities are represented by the Temporary Global Security and/or the Permanent Global Security and the relevant clearing systems so permit, the Capital Securities may be tradable only in minimum principal amounts of £50,000 plus integral multiples of £1,000 in excess thereof.

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USE OF PROCEEDS

The net proceeds of the issue of the Capital Securities (which does not include those Capital Securities issued in consideration for the 2029 Bonds), expected to amount to £76,943,790 (inclusive of commission but excluding other expenses), will be invested by the Issuer in the Guarantor. The net proceeds of this subscription will be used to support the Group’s general insurance activities. The total expenses (inclusive of commission) related to the admission to trading of the Capital Securities (including those Capital Securities issued in consideration for the 2029 Bonds) are estimated to be £3,750,000.

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THE ROYAL & SUNALLIANCE GROUP

The following section has been extracted from the annual report and accounts of the Group for the financial year ended 31 December 2005. References in the section to “we” or “our” refer to the Royal & SunAlliance group of companies:

The Issuer

The Issuer, Royal & Sun Alliance Insurance Group plc, is the holding company for a leading international insurer. As the Issuer is a holding company, it is dependent upon dividends, distributions and other payments from its subsidiaries. The subsidiaries of the Issuer have operations in 27 countries and through a network of partners cover risks in over 130 countries. The Issuer and its subsidiaries (together the “Group” or “Royal & SunAlliance”) offer a broad range of general insurance products.

Our strategies vary from market to market but there are a number of common themes supporting all of our businesses, such as leveraging Group expertise and focusing on continuous operational improvement. The Group has complementary businesses supporting its insurance operations such as risk management services including claims management and loss control services in its major markets around the globe.

Royal & SunAlliance is committed to delivering sustainable returns, targeted profitable growth and continuous operational excellence. Our portfolio of businesses is diverse and provides exposure to markets at different stages of development and at different stages in the insurance cycle. We have a strong reputation for our underwriting and claims expertise and are positioned well in our chosen markets and segments. In the United Kingdom, our business is the second largest commercial insurer (Source: Datamonitor) with particular strengths in Property, Engineering and Marine. Building upon our expertise in the United Kingdom we have developed strong propositions in these segments across the Group. We are the third largest general insurer in the Nordic region (Source: management estimate based on data produced by regulators and other bodies) which is referred to as “Scandinavia” and comprises Denmark, Latvia, Lithuania, Norway and Sweden. The Group also has strong market positions in Canada, Chile and Ireland.

The table below shows the analysis of the operating result for the years ended 31 December 2005 and 2004:

	Year ended 31 December

	2005	2004

	(£m)	(£m)
Underwriting result	118	(277)
Investment result	696	591
Other activities	(116)	(56)

Operating result	698	258

The Group underwriting result of £118 million increased by £395 million on 2004 driven by the stabilisation of our US business and our disciplined approach towards risk selection, pricing and claims management. The operating result increased by £440 million to £698 million. This reflects our improved underwriting performance and an increased investment result of £696 million. Shareholders’ funds increased by 18 per cent. in the year to £2.7 billion at the end of 2005. In 2005, our capital position strengthened to show a surplus over our Insurance Group’s Directive requirement of £1.0 billion, an increase of £0.4 billion in the year.

The Issuer was incorporated as a public limited company of indefinite duration on 26 January 1989 in England and Wales under the Companies Act 1985 (as amended). The registered address of the Issuer is 9th Floor, One Plantation Place, 30 Fenchurch Street, London EC3M 3BD and the telephone number of the Issuer is +44 (0) 20 7111 7000. The Guarantor is an indirect wholly owned subsidiary of the Issuer. The principal operating subsidiaries of the Group are the Guarantor and subsidiaries of the Guarantor.

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The following chart shows in simplified form the organisational structure of the Group.

The business activities of the Issuer, the Guarantor and their principal operating subsidiaries are discussed below.

Corporate History

The Group was formed in 1996 through the merger of two of the largest composite insurers in the United Kingdom, Royal Insurance Holdings plc and Sun Alliance Group plc. The Group can trace its history back almost 300 years to the Sun Insurance Office, which is one of the world’s oldest insurance companies. The Group also has a long international history, having operated in mainland Europe since the early 1800s, and in the United States, Canada and Latin America since the 1850s.

Structure

The Group is divided into four regions: United Kingdom, International, Scandinavia and the United States (which is closed to new business). The United Kingdom (including Group Reinsurance), International and Scandinavian operations comprise the Core Group. International comprises operations in the mature markets of Canada, Ireland, Italy and selected emerging markets in Latin America, Asia and the Middle East.

Strategy

Over the last three years the Group has undergone significant restructuring and is now a focused general insurance business. The Group’s objective is to run general insurance businesses with strong market positions that deliver sustainable profitable performance.

We have a strong track record in delivering customers innovative solutions, and underwriting and claims expertise. The Group is focused on continuous operational improvement to enhance operational efficiency, controls and the customer experience.

The Group’s strategy is based on a disciplined approach to delivering quality earnings through sustainable performance and targeted profitable growth. The business is well positioned in its chosen markets, with all Core Group businesses achieving strong returns.

While the Group looks to build upon the positions of these businesses it continues to reduce its exposure to the US which does not fit with the Group’s strategy and risk appetite. In 2006 our goal for the US business remains unchanged. We will continue to work through the stabilisation of our business and reduce our exposure while actively exploring options to accelerate coming off risk. Our objective is to bring certainty and finality to the US exposure. The execution of this is complex, will take time and will not be a totally smooth ride.

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Selected Financial Data

For the year ended 31 December 2005:

•	The United Kingdom (including Group Reinsurance) accounted for £2,639 million, or 48.8 per cent., of the Group’s net written premiums and £456 million of the Group’s insurance result.
•	Scandinavia accounted for £1,324 million, or 24.5 per cent., of the Group’s net written premiums and £180 million of the Group’s insurance result.
•	The International businesses accounted for £1,337 million, or 24.8 per cent., of the Group’s net written premiums and £207 million of the Group’s insurance result.
•	The United States accounted for £100 million, or 1.9 per cent., of the Group’s net written premiums and recorded a £29 million insurance result loss.

For the year ended 31 December 2004:

•	The United Kingdom (including Group Reinsurance) accounted for £2,558 million, or 50.3 per cent., of the Group’s net written premiums and £368 million of the Group’s insurance result.
•	Scandinavia accounted for £1,228 million, or 24.2 per cent., of the Group’s net written premiums and £145 million of the Group’s insurance result.
•	The International businesses accounted for £1,186 million, or 23.3 per cent., of the Group’s net written premiums and £173 million of the Group’s insurance result.
•	The United States accounted for £110 million, or 2.2 per cent., of the Group’s net written premiums and recorded a £372 million insurance result loss.

In 2004, the Group had a quota share arrangement with Munich Re Group, pursuant to which 8 per cent. of the majority of the Group’s general insurance business written in the United Kingdom, Denmark, Ireland, the United States and Canada was reinsured. The Group did not renew this agreement in 2005. The amount of premiums ceded in 2004 was £328 million. In 2004 we sold our UK and Scandinavian life and asset accumulation businesses.

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The table below presents the distribution of consolidated general insurance net written premiums by region and line of business for the years ended 31 December 2005 and 2004. The premiums from our UK and Scandinavian life and asset accumulation businesses are excluded from this analysis.

	Year Ended 31 December

	2005		2004

	(£ in millions)	(% of total)	(£ in millions)	(% of total)

United Kingdom:
Personal	835	15.4%	783	15.4%
Commercial	1,804	33.4%	1,775	34.9%

Total United Kingdom	2,639	48.8%	2,558	50.3%

Scandinavia:
Personal	703	13.0%	656	12.9%
Commercial	621	11.5%	572	11.3%

Total Scandinavia	1,324	24.5%	1,228	24.2%

International:
Personal	812	15.1%	717	14.1%
Commercial	525	9.7%	469	9.2%

Total International	1,337	24.8%	1,186	23.3%

Core Group:
Personal	2,350	43.5%	2,156	42.4%
Commercial	2,950	54.6%	2,816	55.4%

Total Core Group	5,300	98.1%	4,972	97.8%

United States:
Personal	177	3.3%	220	4.4%
Commercial	(77)	(1.4%)	(110)	(2.2%)

Total United States	100	1.9%	110	2.2%

Group:
Personal	2,527	46.8%	2,376	46.8%
Commercial	2,873	53.2%	2,706	53.2%

Total Group	5,400	100.0%	5,082	100.0%

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The table below presents general insurance loss, expense and combined ratios, expressed as a percentage of net premiums, by region and line of business for the years ended 31 December 2005 and 2004:

	Year Ended 31 December

	2005			2004

	Loss Ratio	Expense Ratio	Combined Ratio	Loss Ratio	Expense Ratio	Combined Ratio

	(%)	(%)	(%)	(%)	(%)	(%)

United Kingdom:
Personal	62.9	33.3	96.2	62.3	34.3	96.6
Commercial	61.6	31.1	92.7	66.7	30.2	96.9

Total United Kingdom	62.1	31.8	93.9	65.1	31.4	96.5

Scandinavia:
Personal	83.6	18.9	102.5	84.4	17.3	101.7
Commercial	64.2	21.3	85.5	67.8	20.9	88.7

Total Scandinavia	74.4	20.0	94.4	76.5	19.1	95.6

International:
Personal	63.5	29.3	92.8	67.3	28.7	96.0
Commercial	58.0	39.6	97.6	58.6	39.0	97.6

Total International	61.4	33.3	94.7	63.9	32.7	96.6

Core Group:
Personal	69.0	27.6	96.6	70.2	27.3	97.5
Commercial	61.5	30.6	92.1	65.1	29.7	94.8

Total Core Group	64.9	29.2	94.1	67.4	28.7	96.1

Group:
Personal	68.6	27.5	96.1	84.7	32.4	117.1
Commercial	65.6	32.2	97.8	65.4	29.7	95.1

Total Group	67.0	30.0	97.0	73.9	30.9	104.8

Products

A key element of the Group’s strategy is customer focus. Accordingly, the Group offers products tailored to meet the needs of its customers.

Products for Personal Customers

The Group’s products for personal customers include the following general insurance:

•

Household. Insurance covers against loss of or damage to the buildings and contents of private dwellings with a range of additional features, such as coverage for valuables away from home and liability arising from ownership or occupancy.

•	Personal automobile. Insurance covers for liability for both bodily injury and property damage and for physical damage to an insured’s vehicle from collision and various other perils.
•	Other personal lines. Comprise:
•	Accident insurance—Policies which provide insured benefits in the event of accidental death or disability.
•

Travel insurance—Policies which provide benefits in the event of cancellation and/or curtailment, travel delays, loss of personal baggage and/or money, emergency medical and travel expenses and legal expenses.

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•	Pet insurance—Policies which provide benefits in the event of veterinary treatment fees, death or loss of pet and third party liability.

Products for Commercial Customers

The Group’s products for commercial customers include the following general insurance products and life insurance and asset accumulation products:

•	Property insurance.
•	Casualty/Liability insurance covers for:
•	Employers’ liability;
•	Public liability;
•	Professional indemnity; and
•	Directors’ and officers’ liability.
•	Commercial motor insurance.
•	Other commercial lines. Includes:
•	Engineering
Consists of engineering insurance, inspection and risk management business for machinery, plant and construction;
•	Speciality lines
Customised liability and specialised risk insurance covers for particular classes or groups of clients;
•	Marine
Insurance covers for physical loss or damage to cargo and vessels; and
•	Transit
Insurance covers for goods in transit and freight liability for the transportation industry.

Distribution

The Group markets its products through multiple channels, including brokers and other intermediaries, corporate partnerships and affinity groups, as well as direct to the customer. This multi channel distribution strategy allows the Group to reach a broad cross section of personal and commercial customers.

In the commercial market, the Group conducts business with multinational and national companies, as well as middle market and small businesses.

For personal customers, the Group is increasing the proportion of direct business that it writes and is a leading direct marketer of personal insurance products in the United Kingdom. The Group works with a range of corporate partnerships, which complement its broker and direct businesses by enabling it to capitalise on the broad customer bases of those corporate partners, including banks, mortgage lenders, retailers and affinity groups with widely recognised brands.

Insurance Business

United Kingdom

The Commercial business is the second largest in the UK, with a market share of 10.1 per cent. (Source: Datamonitor). We have a 12 per cent. share of the property segment, a 14 per cent. share in motor and a 9 per cent. share in liability (Source: Datamonitor). We are one of the leading carriers of Professional & Financial and Marine risks outside of Lloyd’s of London.

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In Personal lines, through our intermediated business and MORE TH>N our direct business we are a leading player in our chosen markets. We are the third largest motor and household insurer in the UK with 3.5 million covers in place and a 6.5 per cent. market share (Source: Datamonitor). MORE TH>N is one of the UK’s leading participants in the direct market with two million covers and online motor sales now account for around half of all motor policies we sell.

Through our operational improvement programme and focus on operational excellence we have reduced MORE TH>N’s expense ratio from 38.1 per cent. at the end of 2002 to 24.1 per cent. at the end of 2005.

In 2005, the UK business recorded an insurance result of £456 million (2004: £368 million).

International

Our International business is a balanced portfolio of operations in the mature markets of Canada, Ireland, Italy, and selected emerging markets in Latin America, Asia and the Middle East.

The Canadian business accounts for around 40 per cent. of the International business. In Canada, the Group is a leading provider of general insurance products. Our business delivered a good financial result driven by the Johnson Corporation, our personal lines direct operation and the intermediated business. In our Canadian personal business there has been a shift in focus to the segments and provinces that the Group believes have the best prospects for achieving profitability and improving service capability.

The Group’s Canadian commercial insurance strategy continues to see it evolving from a generalist to a speciality insurer and is ranked number one in Marine (Source: Canadian Underwriter). Our Canadian operation actively targets middle market and small business along with speciality segments.

In Ireland, we are ranked fourth largest general insurer in the market and have a leading position in personal household (Source: Irish Insurance Federation). The Group also has an intermediated business in Italy, which in 2005 grew faster than the market (Source: National Association of Insurance Companies).

In the Middle East, the Group has operations in Saudi Arabia, United Arab Emirates (UAE), Oman, Bahrain and Egypt. The majority of business is commercial lines.

We operate in seven countries in Latin America. Our largest operations include Argentina, Brazil and Chile where we are the leading insurer (Source: Chilean Insurance Association). We view India and China as longer term opportunities, with both markets expanding and maturing.

In 2005, International businesses recorded an insurance result of £207 million (2004: £173 million).

Scandinavia

The Group’s Scandinavian business is owned through a Danish subsidiary, Codan A/S, with approximately 72 per cent. of its shares owned by the Group. We are the third largest general insurer in the Nordic region (Source: management estimate based on data produced by regulators and other bodies) referred to as “Scandinavia” which comprises; Denmark, Latvia, Lithuania, Norway and Sweden. In both Denmark (Source: Danish FSA) and Sweden (Source: Swedish Insurance Federation) our businesses are ranked third largest and in Danish marine are ranked number one (Source: Danish FSA).

Each market is different and in turn we are committed to a multi brand strategy in our primary markets. In Denmark we operate under the brands: Codan, Trekroner and Privatsikring; and in Sweden: Trygg-Hansa, Aktsam and Tre Kronor.

In Denmark the Group now has agreements with 68 local banks as part of its bancassurance distribution strategy. In 2005 the Group entered into a bancassurance agreement with FöreningsSparbanken in Sweden, one of the largest Nordic banking groups. This will provide access to a potential four million customers. We have agreements with three major motor manufacturers which between them account for a quarter of car sales in Sweden (Source: Swedish Motor Manufacturers Association) and around 10 per cent. in Denmark (Source: (Danish Car Importers Association).

In the developing markets of Latvia and Lithuania we gained market share consolidating our number one position (Source: Latvian Insurers Association and Insurance Supervisory Commission in Lithuania). We continue to drive growth and reduce operating costs. Net written premiums of £87 million for 2005 are up 24 per cent. on 2004.

In 2005, Scandinavia reported an insurance result of £180 million (2004: £145 million).

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United States

In September 2003 the Group announced the substantial restructure of the US business. A stabilisation plan was launched with the aim of safeguarding the assets and minimising the volatility in the overall operating result of the Group.

We have successfully executed this strategy. In 2004 our focus was on reducing the infrastructure and delivering greater operational stability. The focus in 2005 was on structural simplification including the sale of our nonstandard automobile business (“Nonstandard Auto”), our last ongoing business. We have also continued to reduce the Group’s exposure to the US while at the same time actively exploring options to come off risk in the US. From December 2003 open claims have been reduced by 61 per cent., and liabilities reduced by $1.5 billion to $3.4 billion at 2005 year end.

In November 2005 the Group completed the sale of Nonstandard Auto for $211 million. The sale proceeds were used to provide additional capital support for the remaining US business, in line with the plan approved by the US regulators. At the year end the Risk Based Capital ratio was 2.2 times.

2005 was a productive year with the continued reduction in exposures and infrastructure. The insurance loss reduced by £343 million to £29 million in 2005 with the fourth quarter insurance result achieving broadly break even. During the year we reduced headcount by 60 per cent. and collected $1.3 billion of reinsurance. In February 2006 we exited our penultimate collateralised debt obligation (CDO) and the fair value of the remaining contract is $75 million.

We received regulatory approval in February 2006 to reduce the number of domiciliary states from four to two and insurance entities from seven to four. In 2006 our goal remains unchanged. We will continue to work through the stabilisation and reduce our exposure while actively exploring options to accelerate coming off risk. Our objective is to bring certainty and finality to the US exposure. The execution of this is complex, will take time and will not be a totally smooth ride.

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ESTIMATION TECHNIQUES, UNCERTAINTIES AND CONTINGENCIES

Introduction

One of the purposes of insurance is to enable policyholders to protect themselves against uncertain future events. Insurance companies accept the transfer of uncertainty from policyholders and seek to add value through the aggregation and management of these risks.

The uncertainty inherent in insurance is inevitably reflected in the financial statements of insurance companies. The uncertainty in the financial statements principally arises in respect of the insurance liabilities of the company.

The insurance liabilities of an insurance company include the provision for unearned premiums and unexpired risks and the provision for outstanding claims. Unearned premiums and unexpired risks represent the amount of income set aside by the company to cover the cost of claims that may arise during the unexpired period of risk of insurance policies in force at the balance sheet date. Outstanding claims represents the company’s estimate of the cost of settlement of claims that have occurred by the balance sheet date but have not yet been finally settled.

In addition to the inherent uncertainty of having to make provision for future events, there is also considerable uncertainty as regards the eventual outcome of the claims that have occurred by the balance sheet date but remain unsettled. This includes claims that may have occurred but have not yet been notified to the company and those that are not yet apparent to the insured.

As a consequence of this uncertainty, the insurance company needs to apply sophisticated estimation techniques to determine the appropriate provisions.

Estimation techniques

Claims and unexpired risks provisions are determined based upon previous claims experience, knowledge of events and the terms and conditions of the relevant policies and on interpretation of circumstances. Particularly relevant is experience with similar cases and historical claims payment trends. The approach also includes the consideration of the development of loss payment trends, the levels of unpaid claims, legislative changes, judicial decisions and economic conditions.

Where possible the Group adopts multiple techniques to estimate the required level of provisions. This assists in giving greater understanding of the trends inherent in the data being projected. The Group’s estimates of losses and loss expenses are reached after a review of several commonly accepted actuarial projection methodologies and a number of different bases to determine these provisions. These include methods based upon the following:

•	the development of previously settled claims, where payments to date are extrapolated for each prior year;
•	estimates based upon a projection of claims numbers and average cost;
•	notified claims development, where notified claims to date for each year are extrapolated based upon observed development of earlier years; and
•	expected loss ratios.

In addition, the Group uses other methods such as the Bornhuetter-Ferguson method, which combines features of the above methods. The Group also uses bespoke methods for specialist classes of business. In selecting its best estimate, the Group considers the appropriateness of the methods and bases to the individual circumstances of the provision class and underwriting year. The process is designed to select the most appropriate best estimate.

Large claims impacting each relevant business class are generally assessed separately, being measured either at the face value of the loss adjusters’ estimates or projected separately in order to allow for the future development of large claims.

Provisions are calculated gross of any reinsurance recoveries. A separate estimate is made of the amounts that will be recoverable from reinsurers based upon the gross provisions and having due regard to collectability.

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The claims provisions are subject to close scrutiny both within the Group’s business units and at Group Corporate Centre. In addition, for major classes where the risks and uncertainties inherent in the provisions are greatest, regular and ad hoc detailed reviews are undertaken by advisers who are able to draw upon their specialist expertise and a broader knowledge of current industry trends in claims development. As an example, the Group’s exposure to asbestos and environmental pollution is examined on this basis. The results of these reviews are considered when establishing the appropriate levels of provisions for outstanding claims and unexpired periods of risk.

It should be emphasised that the estimation techniques for the determination of insurance liabilities involve obtaining corroborative evidence from as wide a range of sources as possible and combining these to form the overall estimate. This technique means that the estimate is inevitably deterministic rather than stochastic. A stochastic valuation approach, whereby a range of possible outcomes is estimated and probabilities assigned thereto, is only possible in a limited number of situations.

The pension assets and pension and post retirement liabilities are calculated in accordance with International Accounting Standard 19 (IAS 19). The assets, liabilities, and income statement charge, calculated in accordance with IAS 19, are sensitive to the assumptions made, including inflation, interest rate, investment return and mortality.

Uncertainties and contingencies

The uncertainty arising under insurance contracts may be characterised under a number of specific headings, such as:

•	uncertainty as to whether an event has occurred which would give rise to a policyholder suffering an insured loss;
•	uncertainty as to the extent of policy coverage and limits applicable;
•	uncertainty as to the amount of insured loss suffered by a policyholder as a result of the event occurring; and
•	uncertainty over the timing of a settlement to a policyholder for a loss suffered.

The degree of uncertainty will vary by policy class according to the characteristics of the insured risks and the cost of a claim will be determined by the actual loss suffered by the policyholder.

There may be significant reporting lags between the occurrence of the insured event and the time it is actually reported to the Group. Following the identification and notification of an insured loss, there may still be uncertainty as to the magnitude and timing of the settlement of the claim. There are many factors that will determine the level of uncertainty such as inflation, inconsistent judicial interpretations and court judgments that broaden policy coverage beyond the intent of the original insurance, legislative changes and claims handling procedures.

The establishment of insurance liabilities is an inherently uncertain process and, as a consequence of this uncertainty, the eventual cost of settlement of outstanding claims and unexpired risks can vary substantially from the initial estimates, particularly for long tail lines of business. The Group seeks to provide appropriate levels of claims provision and provision for unexpired risks taking the known facts and experience into account.

The Group has exposures to risks in each class of business within each operating segment that may develop and that could have a material impact upon the Group’s financial position in the period in which the development occurs. The geographical and insurance risk diversity within the Group’s portfolio of issued insurance policies make it not possible to predict whether material development will occur and, if it does occur, the location and the timing of such an occurrence. The estimation of insurance liabilities involves the use of judgments and assumptions that are specific to the insurance risks within each territory and the particular type of insurance risk covered. The diversity of the insurance risks results in it not being possible to identify individual judgments and assumptions that are more likely than others to have a material impact on the future development of the insurance liabilities.

The sections below identify a number of specific risks relating to asbestos and environmental claims and to insurance risks remaining within the Group’s discontinuing US operations. There may be other classes of risk that are not specifically identified below, which could develop in the future and that could have a material impact on the Group’s financial position during the period in which the development occurs.

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The Group evaluates the concentration of exposures to individual and cumulative insurance risk and establishes its reinsurance policy to reduce such exposure to levels acceptable to the Group.

Asbestos and environmental claims

The estimation of the provisions for the ultimate cost of claims for asbestos and environmental pollution is subject to a range of uncertainties that is generally greater than those encountered for other classes of insurance business. As a result it is not possible to determine the future development of asbestos and environmental claims with the same degree of reliability as with other types of claims, particularly in periods when theories of law are in flux. Consequently, traditional techniques for estimating claims provisions cannot wholly be relied upon and the Group employs specialised techniques to determine provisions using the extensive knowledge of both internal asbestos and environmental pollution experts and external legal and professional advisors.

Factors contributing to this higher degree of uncertainty include:

•	plaintiffs’ expanding theories of liability, compounded by inconsistent court decisions and judicial interpretations;
•	a few large claims, accompanied by a very large number of small claims or claims made with no subsequent payment, often driven by intensive advertising by lawyers seeking claimants;
•	the tendency for speculative, inflated and/or unsupported claims to be made to insurers, with the aim of securing a settlement on advantageous terms;
•

the long delay in reporting claims and exposures, since the onset of illness and disability arising from exposure to harmful conditions may only become apparent many years later (for example, cases of mesothelioma can have a latent period of up to 40 years);

•	inadequate development patterns;
•	difficult issues of allocation of responsibility among potentially responsible parties and insurers;
•	complex technical issues that may give rise to delays in notification arising from unresolved legal issues on policy coverage and the identity of the insureds;
•	the tendency for social trends and factors to influence jury verdicts; and
•	developments pertaining to the Group’s ability to recover reinsurance for claims of this nature.

Further information on specific developments in the US in relation to asbestos and environmental claims is discussed below.

Representations and warranties

In the course of disposal of businesses the Group provides representations and warranties to counterparties in contracts in connection with various transactions and may also provide indemnifications that protect the counterparties to the contracts in the event that certain liabilities arise (covering such matters as tax, property, environmental issues, etc). While such representations, warranties and indemnities are essential components of many contractual relationships, they do not represent the underlying purpose for the transaction. These clauses are customary in such contracts and may from time to time lead to us receiving claims from counterparties.

Financial enhancement products

In the UK and US the Group has exposures to financial enhancement products, which provide surety to banks, lending institutions and credit facilities that insure principal and interest repayment on debt securities. The Group no longer writes such business; however, the nature of such contracts is normally that the Group is on risk for more than one year and therefore liabilities remain for an extended period. Further information on financial enhancement products in the US is discussed below.

Litigation, mediation and arbitration

The Group, in common with the insurance industry in general, is subject to litigation, mediation and arbitration, and regulatory and other sectoral inquiries in the normal course of its business. The directors do not believe that any current mediation, arbitration, regulatory or sectoral inquiries and pending or threatened litigation or dispute, as outlined elsewhere in this note, will have a material adverse effect on the Group’s

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financial position, although there can be no assurance that losses resulting from any pending mediation, arbitration, regulatory inquiries and threatened litigation or dispute will not materially affect the Group’s financial position or cash flows for any period. Further information on US litigation is discussed below.

Reinsurance

The Group is exposed to disputes on, and defects in, contracts with its reinsurers and the possibility of default by its reinsurers. The Group is also exposed to the credit risk assumed in fronting arrangements. In selecting the reinsurers with whom we do business our strategy is to seek reinsurers with the best combination of credit rating, price and capacity. We publish internally a list of authorised reinsurers who pass our selection process and which our operations may use for new transactions.

The Group monitors the financial strength of its reinsurers, including those to whom risks are no longer ceded. Allowance is made in the financial position for non recoverability due to reinsurer default by requiring operations to provide, in line with Group standards, having regard to companies on the Group’s ‘Watch List’. The ‘Watch List’ is the list of companies whom the directors believe will not be able to pay amounts due to the Group in full.

Changes in foreign exchange rates may impact our results

We publish our consolidated financial statements in pounds sterling. Therefore, fluctuations in exchange rates used to translate other currencies, particularly other European currencies and the US dollar, into pounds sterling will impact our reported consolidated financial condition, results of operations and cash flows from period to period. These fluctuations in exchange rates will also impact the pound sterling value of our investments and the return on our investments.

Income and expenses for each income statement item are translated at average exchange rates. Balance sheet assets and liabilities are translated at the closing exchange rates at the balance sheet date.

Investment risk

The Group is exposed to credit risk on its invested assets. Credit risk includes the non performance of contractual payment obligations on invested assets and adverse changes in the creditworthiness of invested assets including exposures to issuers or counterparties for bonds, equities, deposits and derivatives. Our insurance investment portfolios are concentrated in listed securities. We use derivative financial instruments to reduce our exposure to adverse fluctuations in interest rates, foreign exchange rates and equity markets. We have strict controls over the use of derivative instruments.

Rating agencies

The ability of the Group to write certain types of insurance business is dependent on the maintenance of the appropriate credit ratings from the rating agencies. The Group has the objective of maintaining single ‘A’ ratings. At the present time the ratings are ‘A-’ from S&P and ‘A-’ from AM Best. Any worsening in the ratings would have an adverse impact on the ability of the Group to write certain types of general insurance business.

Regulatory environment

The regulatory environment is subject to significant change in many of the jurisdictions in which we operate. We continue to monitor the developments and react accordingly. The directors are confident that the Group will continue to meet all future regulatory capital requirements.

In addition the Group is continuing to monitor and respond to consultation on the latest Solvency II proposals, which are intended, in the medium term, to achieve greater harmonisation of approach across European member states to assessing capital resources and requirements.

US Operations

In addition to the disclosures above there are a number of specific risks and issues pertaining to our US Operations as follows:

Asbestos and environmental claims

In respect of asbestos and environmental claims the position in the US is particularly problematic, as plaintiffs have expanded their focus to defendants beyond the ‘traditional’ asbestos manufacturers and distributors. This has arisen as a consequence of the increase in the number of insureds seeking bankruptcy

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protection because of asbestos related litigation and the exhaustion of their policy limits. Plaintiffs, supported by lawyers remunerated on a contingent fee basis, are now seeking to draw in a wide cross section of defendants who previously only had peripheral or secondary involvement in asbestos litigation. This may include companies which have distributed or incorporated asbestos containing parts in their products or operated premises where asbestos was present. There are also increasing signs of attempts to reopen and reclassify into other insurance coverages previously settled claims, and the filing of claims under the non aggregate premises or operations section of general liability policies. There are also indications that plaintiffs may seek damages by asserting that insurers had a duty to protect the public from the dangers of asbestos.

Federal legislation that would address asbestos related problems, Senate Bill 852, an amended version of Senate Bill 2290 (Fairness in Asbestos Injury Resolution or ‘FAIR’ Act), was introduced in April 2005 by Senate Judiciary Committee Chair Arlen Specter. The amended bill includes establishing a privately financed trust fund to provide payments to individuals with asbestos related illnesses and removal of asbestos claims from the tort litigation system for the duration of the fund. The proposed bill would remove pending and future cases from the judicial system and place these cases and claims into a no fault trust fund to be administered by the US Department of Labor. It would establish medical criteria to ensure that only people who showed signs of asbestos related illnesses would be entitled to payments from the trust.

However, there are concerns that the bill contains several loopholes which would allow cases to revert to the tort system at various points of the trust fund’s life. This would undermine the certainty and finality that insurers and manufacturers/defendants seek.

Given the recent events in the Senate where floor debate ended with Senate Bill 852 being sent back to Committee and the heavy opposition that remains from various parties, any prospects of passage of Senate Bill 852 in its current form are speculative at best. It is possible that the focus could shift to a medical criteria bill or another version of asbestos reform.

Against this background and in common with the industry generally, the Group in the US receives notifications and approaches from, and on behalf of, insureds who previously had peripheral or secondary involvement in asbestos litigation indicating that they may be seeking coverage under Group policies. Given the uncertainties outlined above as to the potential of loss suffered, the availability of coverage and the often long delay in reporting these issues it is difficult to predict the outcome of these notifications and approaches. The greatest difficulty is with estimating whether the Group has any liability as many of these are discharged at no cost to the Group or have been settled below the quantum sought, although there can be no certainty that this will always be the case. It is clear that there is unlikely to be any firm direction in case law or legislation which would allow for these issues to be resolved satisfactorily in the near term and no likelihood of the plaintiffs’ bar in the US easing its aggressive stance with litigation. Management, therefore, expect that these notifications and approaches will continue to be received for some time to come. One such approach received during 2004 from General Motors Corporation is now the subject of ongoing litigation.

Financial enhancement products

Within the financial enhancement portfolio of Financial Structures Limited, a subsidiary of the US Group, are a variety of financial enhancement product exposures including collateralised debt obligations (CDOs), credit enhancement and residual value insurance contracts. These products are no longer written.

During the first quarter 2005 the Group terminated a number of these contracts for a net pre tax gain of $7 million. The fair value of the remaining two contracts was a liability of $157 million at 31 December 2005, unchanged since 31 December 2004.

During February 2006 one of the remaining two contracts was terminated for a net pre tax gain of $4 million. The fair value of the remaining contract at 31 December 2005 was a liability of $75 million.

Litigation

As discussed above, the Group is subject to litigation, mediation and arbitration, and regulatory and other sectoral inquiries in the normal course of its business. This is particularly so in respect of its US Operation where there are a number of ongoing litigations. The status of two major US litigations is as follows:

Student Finance Corporation

In early 2002, issues arose in connection with a series of credit risk insurance policies covering loans made to students in various post secondary trade schools, primarily truck driving schools. The original loan

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portfolio had a face value of approximately $501 million. In mid July 2002, Royal Indemnity Company, a US subsidiary, filed lawsuits in Texas state court, seeking among other things rescission of these policies in response to a systematic pattern of alleged fraud, misrepresentation and cover up by various parties, which among other things concealed the default rate of the loans. Since Royal Indemnity’s lawsuits seek rescission of these policies, all the Group’s financial accounting entries associated with the transactions have been reversed. The ultimate outcome of the suits is uncertain.

The foregoing rescission actions gave rise to other related lawsuits filed in Delaware by MBIA Insurance Corporation (MBIA) and various banks, seeking to enforce the Royal Indemnity credit risk insurance policies. Plaintiffs in the Delaware actions included Wells Fargo Bank Minnesota, NA (“Wells Fargo”), in its capacity as trustee of a number of securitisations that were collateralised by student loans, and MBIA which insured the obligations issued through these securitisations. These actions were heard in US District Court, District of Delaware. Plaintiffs in the Delaware actions moved for summary judgement. The Court granted summary judgement to MBIA and Wells Fargo on 30 September 2003.

Calculated through 31 December 2005, the total amount awarded by the foregoing summary judgements was approximately $386 million. Royal Indemnity appealed each of these judgements. On 4 October 2005 the Court of Appeal upheld the District Court’s ruling that Royal Indemnity waived its right to rescind its policy obligations based on Student Finance Corporation’s fraud and that the policies remain in force. The Court, however, concluded that Royal Indemnity has raised a triable issue as to whether all of the losses claimed by the beneficiaries were covered under those policies. As a result, the Court overturned the summary judgement and returned the case to the District Court to determine coverage and whether the policies cover all of the losses claimed.

In April 2005 and October 2005, respectively, PNC Bank and Wilmington Trust, plaintiffs in the Delaware actions, agreed to discontinue their parts of the legal action following agreed settlements.

The ultimate outcome of these lawsuits is necessarily uncertain. In the event Royal Indemnity’s lawsuits do not result in complete rescission of all applicable policies, any loss on the loan portfolio will be reduced to the extent of reinsurance available to Royal Indemnity, recoveries from the original borrowers on the defaulted loans, and reserves, if any. Any losses may be further offset by recoveries from other third parties. To that end, Royal Indemnity is actively pursuing recovery actions against certain trucking school entities and professional advisers. However, there can be no assurance that the outcome of these lawsuits, the availability of reinsurance recoveries, the extent and amount of recoveries from the borrower under the respective loan programmes and/or reserves, if any, among other factors, will be resolved in favour of Royal Indemnity.

Based on current knowledge of the circumstances, legal advice received and the range of other actions available to the Group to manage any insurance exposure, the directors believe that the resolution of the legal proceedings in respect of these credit risk insurance policies will not have a material adverse effect on the Group’s financial position.

World Trade Center

The estimated cost of the insurance losses associated with the terrorist action of 11 September 2001 is a gross loss in excess of £1 billion, reduced to £280 million net of reinsurance. This was an unprecedented event, which still has unresolved issues in respect of both the gross loss and consequent extent of the reinsurance recoveries. The loss estimate has been prepared on the basis of the information currently available as to the magnitude of the claims, including business interruption losses. The final cost may be different from the current estimate due to the uncertainty associated with ongoing appeals and the valuation and allocation process which is currently underway in respect of the Twin Towers complex. Appraisal hearings are scheduled to continue until December 2006. Nevertheless, the directors believe their estimate of the gross and net loss is appropriate based on the information available to them and that there will be no material adverse effect on the Group’s financial position.

Restructuring Plans

Our US restructuring plans are complex and are subject to particular risks. Although we have reduced the number of lead regulatory states, our US subsidiaries are subject to government regulation in their states of domicile and also in each of the jurisdictions in which they are licensed or authorised to do business. In the US, the conduct of insurance business is regulated at the state level and not by the federal government and our subsidiaries are subject to state supervision of their regulatory capital and surplus positions. At 31 December

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2005 our consolidated US regulatory capital and surplus capital position was 2.2 times the National Association of Insurance Commissioners’ ratio.

Our objective is to reduce or eliminate the Group’s exposures in relation to our US business and we continue to review all options.

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MANAGEMENT

Directors of the Issuer

The following is a list of directors of the Issuer and their principal directorships (if any) performed outside the Group, which are, or may be, significant with respect to the Issuer, as at the date of this document. The business address of each of the directors referred to below is at 9th Floor, One Plantation Place, 30 Fenchurch Street, London, EC3M 3BD.

Name	Responsibilities in relation to the Issuer	Other current significant directorships

John Napier	Chairman and non-executive director	Non-executive Chairman Kelda Group plc (water utility)
Andy Haste	Group Chief Executive	—
George Culmer	Group Chief Financial Officer	—
David Paige	Group Risk Director	—
Bridget McIntyre	UK Chief Executive	—
Noel Harweth	Non-executive director	Corus Group plc, Tube Lines Limited, Metronet Rail SSL Limited and Metronet Rail BCV Limited (transport), Deputy Chairman of Sumitomo Mitsui Banking Corporation Europe Limited.
Edward Lea	Non-executive director	Redbourn Group plc (property management and investment). Director of IDC Plugs Limited (electrical services). Director of MacIntyre Care (charity).
Malcolm Le May	Non-executive director	President Europe JER Partners Limited (Europe)
John Maxwell	Non-executive director	Chairman of DX Services plc (mail). Director of Provident Financial plc (financial services). Governor of Royal Ballet School. Chairman of Institute of Advanced Motorists.

There are no potential conflicts of interest between the duties to the Issuer of the persons listed above and their private interests or other duties.

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THE GUARANTOR

The Guarantor, Royal & Sun Alliance Insurance plc, is an indirect wholly owned subsidiary of Royal & Sun Alliance Insurance Group plc, the holding company for the Royal & SunAlliance Group. The principal operating subsidiaries of the Group are the Guarantor and subsidiaries of the Guarantor.

The Guarantor (originally called Royal Insurance Company Limited, which was constituted by Deed of Settlement dated 31 May 1845, completely registered under the Companies Act 1845 and re-registered with unlimited liability under the Companies Act 1862) was incorporated under the Companies Acts 1862 to 1900 as a limited company on 19 June 1907 and re-registered under the Companies Acts 1948 to 1980 as a public company on 1 January 1982. The Guarantor’s name was changed by special resolution on 1 November 1997 to Royal & Sun Alliance Insurance plc and it currently operates as a public company of unlimited duration under the Companies Act 1985 (as amended). The registered address of the Guarantor is St Mark’s Court, Chart Way, Horsham, West Sussex RH12 1XL and the telephone number of the Guarantor is +44 (0) 1403 232 323.

Directors of the Guarantor

The following is a list of directors of the Guarantor and their principal directorships (if any) performed outside the Group, which are, or may be, significant with respect to the Guarantor, as at the date of this document. The business address of each of the directors referred to below is at 9th Floor, One Plantation Place, 30 Fenchurch Street, London EC3M 3BD, except for Bridget McIntyre who is based at Leadenhall Court, 1 Leadenhall Street, London EC3V 1PP and Simon Lee who is based at London Underwriting Centre, 3 Minster Court, Minster Lane, London, EC3R 7DD.

Name	Responsibilities in relation to the Issuer	Other current significant directorships

Andy Haste	Group Chief Executive	—
George Culmer	Group Chief Financial Officer	—
Bridget McIntyre	UK Chief Executive	—
Simon Lee	Chief Executive, International Businesses	—
Anthony Latham	Group Director, Global Relationships	Pool Reinsurance Company Limited
Denise Cockrem	Group Head of Financial Reporting & Control	—
Helen Maxwell	Group Tax Director	—
Michael Harris	Group Director, Capital Management	—

There are no potential conflicts of interest between the duties to the Guarantor of the persons listed above and their private interests or other duties.

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REGULATORY ENVIRONMENT

Insurance business

The principal subsidiaries of the Group are United Kingdom authorised insurance companies and are subject to the regulation and supervision of the Financial Services Authority (the “FSA”) under the Financial Services and Markets Act 2000 (the “FSMA”). Apart from the FSMA, these insurers must also comply with the rules and guidance made by the FSA under powers granted by the FSMA. Important sources of these rules and guidance are the Interim Prudential Sourcebook for Insurers (the “IPSB”) and the Integrated Prudential Sourcebook for Insurers (the “PRU”).

Permission to transact business

Subject to the exemptions provided in the FSMA, no person may carry on insurance business in the United Kingdom unless permitted to do so under the FSMA by the FSA. The FSA, in deciding whether to grant permission, is required to determine whether the applicant satisfies the requirements of the FSMA to be engaged in insurance business and, in particular, whether the applicant is a fit and proper person having regard to all the circumstances (including whether the applicant’s affairs are conducted soundly and prudently). A permission to carry on insurance business may include such requirements as the FSA considers appropriate.

Regulatory reporting

UK insurance companies have to prepare their accounts in accordance with special provisions applicable to them under the Companies Act 1985, and are required to file, and provide their shareholders with, audited financial statements and related reports. Insurance companies are separately required under the IPSB to deposit with the FSA an annual return comprising audited accounts and other prescribed documents within three months of the end of the relevant financial year if the deposit is made electronically and otherwise within two months and fifteen days of the end of the financial year.

Solo capital requirements

Under the PRU, individual companies permitted to carry on insurance business in the UK are required to comply with specified capital requirements. All insurers are required to hold at least the “minimum capital requirement” (“MCR”) which derives from the EU insurance Directives as amended by the so-called “Solvency I” Directives; and is calculated differently for life and non-life or general insurance. In the case of the Group’s principal insurance subsidiaries (which are all general insurers) it is the non-life calculation which is relevant. For this purpose, MCR is the higher of the “base capital requirement” (a minimum amount expressed in Euros) and the “general insurance capital requirement” (this is the higher of three calculations, the first being based on premiums, the second based on claims and the third based on a comparison with the prior year amount). Failure to maintain the MCR is one of the grounds upon which the FSA may exercise its powers of intervention.

In addition, general insurers are required to calculate an “enhanced capital requirement” (“ECR”) which broadly comprises capital held against losses which may be incurred if another party fails to perform its obligations or from adverse movements in assets or volatility in claims and other reserves held by the firm. The requirements are calculated by applying capital charge factors, expressed as percentages, to different categories of a firm’s assets and to the value of net written premiums and technical provisions held by the firm. The ECR calculation has to be submitted privately to the FSA.

Furthermore, the FSA requires all insurance firms to carry out an “individual capital assessment” (“ICA”) which, broadly speaking, is a reasonable assessment of the capital needs of the firm’s business overall. This provides a benchmark for the determination of the ICA but the ICA should take account of any factors which are particular to the firm which are not sufficiently covered by the scope of the ECR.

The ICA assists the FSA to provide “individual capital guidance” (“ICG”) to firms on a confidential basis. ICG is set with reference to the specific business and control risks faced by each individual company and takes account of the company’s ICA and any margins elsewhere in the business. Companies that can demonstrate that they have identified and have assessed their risks and have appropriate controls to mitigate those risks are expected to receive a lower ICG.

ICG is only guidance (and not a formal prudential requirement) although the FSA has indicated that it would expect to be notified of a failure to maintain capital at a level advised in the ICG and, on becoming aware of such a failure, the FSA has indicated that it expects to require firms to set out a plan to restore adequate capital.

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Group capital requirements

The EU Insurance Groups Directive introduced new supervisory arrangements (which have been implemented in the UK via PRU) for insurance companies falling within a group, including a supplementary capital calculation to be performed at parent company level. A calculation analogous to the solvency test applied to individual insurers is required which takes into account net assets of the parent and its share of surplus assets of its related insurers, reinsurers and intermediate holding companies.

The IGD currently does not impose any capital requirement on the parent undertaking itself, but merely requires the calculation to be performed by the insurance company and reported annually to the FSA. Any FSA response must then be directed at the level of the insurance company. From 31 December 2005 this calculation is publicly available, although it will not become a “hard” capital requirement until 31 December 2006.

The IGD contains further provisions for monitoring intra-group transactions, including at least annual reporting of significant transactions. Insurers must also be required to have appropriate internal control mechanisms to allow the production of data/information relevant to supervision under the IGD.

Supervision and enforcement

The FSA has wide powers to supervise, and intervene in, the affairs of an insurance company under the FSMA. It can, for instance, require firms to provide particular information or documents to it, require a firm to prepare a “skilled persons” report or formally investigate a firm. It has the power to take a range of disciplinary or enforcement actions, including public censure, restitution, fines or sanctions and the award of compensation.

Future developments

The EU is in the process of negotiating a fundamental review (commonly referred to as “Solvency II”) of the EU insurance Directives. Although expected to involve a risk-based approach along the lines introduced by the FSA through PRU, no firm proposals have yet been adopted and the new regime is not expected to be implemented until 2009 at the earliest.

The EU insurance Directives do not apply to insurers which only write reinsurance business (so-called “pure reinsurers”), although the FSA’s rules generally apply provisions similar to those of the Directives to pure reinsurers. However, a Reinsurance Directive was approved by the Council of the European Union and adopted before the end of 2005. Member States have 2 years to implement it in their laws. The Reinsurance Directive will fill this gap by extending to them principles similar to those in the EU insurance Directives (although with some adaptations). The Insurance Groups Directive is amended so as to bring pure reinsurers within their scope.

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TAXATION

The following discussion is a summary of the current taxation treatment of payments of interest on the Capital Securities under UK tax law. The discussion does not purport to be a comprehensive description of all tax considerations which may be relevant to a decision to hold the Capital Securities. The discussion is based on the tax laws of the United Kingdom and HM Revenue and Customs published practice as in effect on the date of this Offering Circular, which are subject to change, possibly with retroactive effect. The discussion does not consider any specific facts or circumstances that may apply to a particular Holder and relates only to the position of persons who are absolute beneficial owners of their Capital Securities and may not apply to certain classes of persons such as dealers, investment managers or certain professional investors. The discussion does not necessarily apply where the income is deemed for tax purposes to be the income of any other person. Holders who are in any doubt as to their tax position or who may be subject to tax in a jurisdiction other than those discussed should consult their professional advisers.

For so long as the Capital Securities continue to be listed on a “recognised stock exchange” within the meaning of section 841 of the Income and Corporation Taxes Act 1988 (“ICTA”), payments of interest on the Capital Securities may be made without withholding or deduction for or on account of United Kingdom tax. The London Stock Exchange is a recognised Stock Exchange for these purposes. Under an HM Revenue and Customs published practice, securities will be treated as listed on the London Stock Exchange if they are admitted to the Official List by the United Kingdom Listing Authority and are admitted to trading on the London Stock Exchange.

Interest on the Capital Securities may also be paid without withholding or deduction on account of United Kingdom tax where interest on the Capital Securities is paid to a person who belongs in the United Kingdom for United Kingdom tax purposes and, at the time the payment is made, the Issuer reasonably believes (and any person by or through whom interest on the Capital Securities is paid reasonably believes) that the beneficial owner is within the charge to United Kingdom corporation tax as regards the payment of interest, provided that HM Revenue and Customs has not given a direction (in circumstances where it has reasonable grounds to believe that it is likely that the above exemption is not available in respect of such payment of interest at the time the payment is made) that the interest should be paid under deduction of tax.

In other cases, interest will generally be paid under deduction of income tax at the lower rate (currently 20 per cent.), subject to any direction to the contrary from HM Revenue and Customs in respect of such relief as may be available pursuant to the provisions of any applicable double taxation treaty.

Holders who are individuals may wish to note that persons in the United Kingdom paying interest to or receiving interest on behalf of another individual may be required to provide certain information to HM Revenue and Customs regarding the identity of the payee or person entitled to the interest and, in certain circumstances, such information may be provided to the tax authorities of the jurisdiction in which the Holder is resident for tax purposes.

Where interest on the Capital Securities has been paid under deduction of United Kingdom income tax, Holders who are not resident in the United Kingdom may be able to recover all or part of the tax deducted if there is an appropriate provision in an applicable double taxation treaty.

The interest on the Capital Securities will have a United Kingdom source and, accordingly, subject as set out below, may be chargeable to United Kingdom tax by direct assessment even if paid without withholding or deduction. However, such interest received without deduction or withholding is not chargeable to United Kingdom tax in the hands of a Holder (other than certain trustees) who is not resident for tax purposes in the United Kingdom unless that Holder carries on a trade, profession or vocation in the United Kingdom through a branch or agency or, in the case of a corporate Holder, a permanent establishment in the United Kingdom in connection with which the interest is received or to which the Capital Securities are attributable in which case (subject to exemptions for certain categories of agent) tax may be levied on the United Kingdom branch or agency or permanent establishment.

Holders should be aware that the provisions relating to additional payments referred to in Condition 10 of “Terms and Conditions of the Capital Securities” would not apply if HM Revenue and Customs sought to assess the person entitled to the relevant interest on any Capital Security directly to United Kingdom tax. However, exemption from or reduction of such United Kingdom tax liability might be available under an applicable double taxation treaty.

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In general, Holders which are within the charge to United Kingdom corporation tax will be charged to tax as income on all returns, profits or gains on, and fluctuations in value of, the Capital Securities (whether attributable to currency fluctuations or otherwise) broadly in accordance with their statutory accounting treatment.

The Capital Securities will constitute “qualifying corporate bonds” within the meaning of section 117 of the Taxation of Chargeable Gains Act 1992. Accordingly, a disposal by a Holder of a Capital Security will not give rise to a chargeable gain or an allowable loss for the purposes of the UK taxation of chargeable gains.

On a disposal of Capital Securities by a Holder, any interest which has accrued since the last interest payment date may be chargeable to tax as income under the rules of the accrued income scheme as set out in Chapter II of Part XVII of the Act, if that Holder is resident or ordinarily resident in the United Kingdom or carries on a trade in the United Kingdom through a branch or agency to which the Capital Securities are attributable.

The Capital Securities are likely to constitute variable rate securities for the purposes of the accrued income scheme. Under the accrued income scheme on a disposal of Capital Securities by a Holder who is resident or ordinarily resident in the United Kingdom or carries on a trade in the United Kingdom through a branch or agency to which the Capital Securities are attributable the Holder may be charged to income tax on an amount of interest which is just and reasonable in the circumstances. The purchaser of such a Capital Security will not be entitled to any equivalent tax credit under the accrued income scheme to set against any actual interest received by the purchaser in respect of the Capital Securities (which may therefore be taxable in full).

No United Kingdom stamp duty or stamp duty reserve tax is payable on the issue or transfer by delivery of the Capital Securities.

EU Savings Directive

Under EC Council Directive 2003/48/EC on the taxation of savings income, Member States are required, from 1 July 2005, to provide to the tax authorities of another Member State details of payments of interest (or similar income) paid by a person within its jurisdiction to an individual resident in that other Member State. However, for a transitional period, Belgium, Luxembourg and Austria are instead required (unless during that period they elect otherwise) to operate a withholding system in relation to such payments (the ending of such transitional period being dependent upon the conclusion of certain other agreements relating to information exchange with certain other countries). A number of non-EU countries and territories including Switzerland have agreed to adopt similar measures (a withholding system in the case of Switzerland) with effect from the same date.

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SUBSCRIPTION AND SALE

Holders of U.S.$425,694,000 in principal amount of 2029 Bonds have offered 2029 Bonds for exchange in consideration for the issue of £297,279,000 in principal amount of Capital Securities following an exchange offer (the “Exchange Offer”). Pursuant to a Dealer Manager Agreement dated 20 April 2006 (the “Dealer Manager Agreement”), the Managers have agreed to act as managers in relation to the issue of £297,279,000 in principal amount of the Capital Securities in exchange for the 2029 Bonds. In the Dealer Manager Agreement, the Issuer and the Guarantor have agreed to reimburse the Managers for certain of their expenses in connection with the issue of the Capital Securities and to indemnify the Managers against certain liabilities incurred by them in connection therewith. As at the date of this Offering Circular Merrill Lynch International has acquired U.S.$38,814,000 in principal amount of the 2029 Bonds pursuant to a tender offer launched by it. Such U.S.$38,814,000 in principal amount of the 2029 Bonds have been tendered by Merrill Lynch International for exchange and is included within the U.S.$425,694,000 in principal amount offered for exchange as described above. The tender offer remains open until 18 May 2006.

Merrill Lynch International, BNP Paribas, HSBC Bank plc and Lehman Brothers International (Europe) (the “Managers”) have, pursuant to a Subscription Agreement dated 10 May 2006, jointly and severally agreed with the Issuer and the Guarantor, subject to the satisfaction of certain conditions, to subscribe the remaining £77,721,000 in principal amount of the Capital Securities at 100.00 per cent. of their principal amount. A combined selling, management and underwriting commission of 1.00 per cent. of such £77,721,000 in principal amount of the Capital Securities will be payable by the Issuer to the Managers.

In addition, the Issuer has agreed to reimburse the Managers for certain of their expenses in connection with the issue of the Capital Securities. The Subscription Agreement entitles the Managers to terminate it in certain circumstances prior to payment being made to the Issuer.

Each Manager has agreed in the Dealer Manager Agreement and the Subscription Agreement that it will observe all applicable laws and regulations in any jurisdiction in which it may offer, sell, or deliver Capital Securities; and it will not directly or indirectly offer, sell, resell, re-offer or deliver Capital Securities or distribute this Offering Circular or any other offering material relating to the Capital Securities in any country or jurisdiction except under circumstances that will result, to the best of its knowledge and belief, in compliance with all applicable laws and regulations.

United States of America

The Capital Securities have not been and will not be registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, US persons except in certain transactions exempt from the registration requirements of the Securities Act. Terms used in this paragraph have the meanings given to them by Regulation S under the Securities Act.

The Capital Securities will be issued in bearer form and therefore are subject to US tax law requirements and may not be offered, sold or delivered within the United States or its possessions or to a United States person, except in certain transactions permitted by US tax regulations. Terms used in this paragraph have the meanings given to them by the US Internal Revenue Code and regulations thereunder.

Each Manager has agreed that, except as permitted by the Subscription Agreement, it will not offer, sell or deliver the Capital Securities, (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the commencement of the offering and the Closing Date (as defined in the Subscription Agreement) within the United States or to, or for the account or benefit of, US persons, and it will have sent to each dealer to which it sells Securities during the distribution compliance period a confirmation or other notice setting forth the restrictions on offers and sales of the Capital Securities within the United States or to, or for the account or benefit of, US persons.

In addition, until 40 days after the commencement of the offering, an offer or sale of Securities within the United States by a dealer that is not participating in the offering may violate the registration requirements of the Securities Act.

United Kingdom

Each Manager has represented, warranted and agreed that:

1.

it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of any

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Securities in circumstances in which section 21(1) of the FSMA does not apply to the Issuer or the Guarantor; and

2.	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Capital Securities in, from or otherwise involving the United Kingdom.

General

Each Manager has agreed to comply, to the best of its knowledge and belief, with all applicable laws and regulations and directives in each jurisdiction in which it purchases, offers, sells or delivers Securities or has in its possession or distributed this Offering Circular or any such other material relating to the Capital Securities, in all cases at its own expense.

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GENERAL INFORMATION

1.

The Capital Securities have been accepted for clearance through the Clearstream, Luxembourg and Euroclear (which are the entities in charge of keeping the records) systems with a Common Code of 025421973. The International Securities Identification Number for the Capital Securities is XS0254219735.

The address of Euroclear is Euroclear Bank SA/NV, 1 Boulevard du Roi Albert II, B-1210 Brussels and the address of Clearstream, Luxembourg is Clearstream Banking, 42 Avenue JF Kennedy, L-1855 Luxembourg.

2.

The listing of the Capital Securities on the Official List will be expressed as a percentage of their principal amount (exclusive of accrued interest). It is expected that listing of the Capital Securities on the Official List and admission of the Capital Securities to trading on the London Stock Exchange’s Gilt Edged and Fixed Interest Market will be granted on or about 15 May 2006, subject only to the issue of the Temporary Global Security. Prior to official listing and admission to trading, however, dealings will be permitted by the London Stock Exchange in accordance with its rules. The above pricing gives a semi-annual yield of 6.594 per cent. The yield is calculated as of the date of this Offering Circular and may fluctuate in the future. It is not an indication of future yield.

3.

The issue of the Capital Securities was authorised by resolution of the Board of Directors of the Issuer passed on 5 April 2006 and a resolution of a committee of the Board of Directors of the Issuer passed on 19 April 2006 and the giving of the Guarantee by the Guarantor was authorised by resolution of the Board of Directors of the Guarantor passed on 19 April 2006 and by a resolution of the shareholders of the Guarantor passed on 19 April 2006.

4.

There has been no significant change in the financial or trading position of the Issuer or the Group since 31 December 2005. There has been no significant change in the financial or trading position of the Guarantor since 31 December 2005. There has been no material adverse change in the financial position or prospects of the Issuer, the Group or the Guarantor since 31 December 2005.

5.

None of the Issuer, the Group or the Guarantor is or has been involved in any governmental, legal or arbitration proceedings (including any proceedings which are pending or threatened of which the Issuer or the Guarantor are aware) in the 12 months preceding the date of this document which may have, or have in such period had, a significant effect on the financial position or profitability of the Issuer, the Group or the Guarantor.

6.

The Capital Securities, Coupons and any Talon will bear the following legend: “Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code”.

7.

The consolidated accounts of the Issuer and the accounts of the Guarantor for the year ended 2005 incorporated by reference in this document do not constitute statutory accounts within the meaning of Section 240 of the Companies Act 1985 (the “Act”). Statutory accounts for such year of the Guarantor have been delivered to the Registrar of Companies in England and Wales. Statutory accounts for such year of the Issuer will be delivered to the Registrar of Companies in England and Wales following the Issuer’s forthcoming Annual General Meeting. The Issuer’s and Guarantor’s auditors have made reports under Section 235 of the Act on such statutory accounts which were not qualified within the meaning of Section 262 of the Act and did not contain any statements made under Section 237(2) or (3) of the Act. The report of the Issuer’s and Guarantor’s auditors contains a statement that their reports, including the opinions, have been prepared for and only for the Company’s members as a body in accordance with Section 235 of the Companies Act 1985 and for no other purpose and that, in giving their opinions, they do not accept or assume responsibility for any other purpose or to any other person to whom the reports are shown or into whose hands they may come save where expressly agreed by their prior consent in writing.

8.

PricewaterhouseCoopers LLP, chartered accountants and registered auditors, have audited, and rendered unqualified audit reports on, the accounts of the Issuer and the Guarantor respectively for the years ended 31 December 2004 and 31 December 2005. The auditors of the Issuer and the Guarantor have no material interest in the Issuer or the Guarantor.

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9.

Copies of the following documents may be inspected at the offices of Allen & Overy LLP, One New Change, London EC4M 9QQ during usual business hours on any weekday (Saturdays and public holidays excepted) for 14 days from the date of this document:

(i)	the Memorandum and Articles of Association of the Issuer and the Guarantor;
(ii)

the audited consolidated annual accounts of the Issuer for the three years ended 31 December 2005, and the audited annual accounts of the Guarantor for the three years ended 31 December 2005, in each case together with the audit reports prepared in connection therewith;

(iii)	the Subscription Agreement referred to above; and
(iv)

drafts (subject to modification) of the Trust Deed to constitute the Capital Securities which includes the Guarantee and the form of the Temporary Global Security, the Global Security and the Definitive Securities and Coupons and of the Paying Agency Agreement.

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REGISTERED OFFICE OF THE ISSUER	REGISTERED OFFICE OF THE GUARANTOR
Royal & Sun Alliance Insurance Group plc 9th Floor One Plantation Place 30 Fenchurch Street London EC3M 3BD	Royal & Sun Alliance Insurance plc St Mark’s Court Chart Way Horsham West Sussex RH12 1XL

AUDITORS TO THE ISSUER AND GUARANTOR

PricewaterhouseCoopers LLP

32 London Bridge Street

London SE1 9SY

TRUSTEE

Citicorp Trustee Company Limited

Citigroup Centre

Canada Square

Canary Wharf

London E14 5LB

PRINCIPAL PAYING AGENT AND AGENT BANK

Citibank, N.A.

Citigroup Centre

Canada Square

Canary Wharf

London E14 5LB

PAYING AGENT

Dexia Banque Internationale à Luxembourg

société anonyme

69, route d’Esch

L-2953 Luxembourg

LEGAL ADVISERS

To the Issuer and the Guarantor Allen & Overy LLP One New Change London EC4M 9QQ	To the Managers and to the Trustee Linklaters One Silk Street London EC2Y 8HQ

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